UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.     )

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FIRST POTOMAC REALTY TRUST

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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April 4, 2014

Dear Fellow Shareholders:

You are cordially invited to attend the Annual Meeting of Shareholders (the “Annual Meeting”) of First Potomac Realty Trust on Tuesday, May 20, 2014 at 11:00 a.m., local time, at the Company’s offices at 7600 Wisconsin Avenue, 10th Floor, Bethesda, Maryland 20814.

At the Annual Meeting, you will be asked to: (i) elect eight members to the Board of Trustees from the nominees named in the accompanying proxy statement for a term of one year each; (ii) ratify the appointment of KPMG LLP as our independent registered public accounting firm for the year ending December 31, 2014; (iii) approve (on a non-binding basis) named executive officer compensation; and (iv) transact such other business as may properly come before the Annual Meeting or any postponement or adjournment thereof. The accompanying proxy statement provides a detailed description of these proposals and instructions on how to vote your shares.

On behalf of the Board of Trustees and our employees, we thank you for your continued interest in and support of our company.

Sincerely,

Douglas J. Donatelli

Chairman and Chief Executive Officer

7600 Wisconsin Avenue, 11th Floor

Bethesda, Maryland 20814

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

TO BE HELD ON MAY 20, 2014

To Our Shareholders:

You are cordially invited to attend the Annual Meeting of Shareholders (the “Annual Meeting”) of First Potomac Realty Trust (the “Company,” “we” or “us”) on Tuesday, May 20, 2014 at 11:00 a.m., local time, at the Company’s offices at 7600 Wisconsin Avenue, 10th Floor, Bethesda, Maryland 20814, to consider and take action on the following:

1.	To elect eight members to the Board of Trustees from the nominees named in the attached proxy statement for a term of one year each;

2.	To ratify the appointment of KPMG LLP as the Company’s independent registered public accounting firm for the year ending December 31, 2014;

3.	To approve (on a non-binding basis) named executive officer compensation; and

4.	To transact such other business as may properly come before the Annual Meeting or any postponement or adjournment thereof.

Only common shareholders of record as of the close of business on March 14, 2014 are entitled to notice of and to vote at the Annual Meeting and at any adjournments or postponements thereof. Pursuant to Securities and Exchange Commission (“SEC”) rules, we are furnishing proxy materials to our common shareholders over the Internet. Accordingly, we mailed on or about April 4, 2014, a Notice Regarding the Availability of Proxy Materials (“Notice”) to our common shareholders of record as of March 14, 2014. Beginning on the date of the mailing of the Notice, all common shareholders and beneficial owners had the ability to access all of the proxy materials and the Company’s Annual Report on Form 10-K for the year ended December 31, 2013 on a website referred to in the Notice and to vote by proxy on the Internet. These proxy materials are available free of charge. The Notice also provides instructions on how you can request a paper copy of the proxy materials if you desire and how you can vote your proxy by mail or telephone. Please see the attached proxy statement for more details on how you can vote.

The Board of Trustees appreciates and encourages your support of the Company. Your vote is important. Whether or not you plan to attend the Annual Meeting, it is important that your shares be represented. Accordingly, please vote your shares by proxy on the Internet, by telephone or by mail. If you attend the Annual Meeting, you may revoke your proxy and vote in person. Your proxy is revocable in accordance with the procedures set forth in this proxy statement.

By order of the Board of Trustees,

Krista Bean Dorrian

Secretary

Bethesda, Maryland

April 4, 2014

FIRST POTOMAC REALTY TRUST

7600 Wisconsin Avenue, 11th Floor

Bethesda, Maryland 20814

PROXY STATEMENT

GENERAL INFORMATION

Proxy Solicitation

This proxy statement is furnished in connection with the solicitation of proxies by our Board of Trustees for use at the Annual Meeting of Shareholders (the “Annual Meeting”) to be held at the offices of the Company, 7600 Wisconsin Avenue, 10th Floor, Bethesda, Maryland 20814 on Tuesday, May 20, 2014 at 11:00 a.m., local time, and at any adjournment and postponement thereof. We mailed on or about April 4, 2014, a Notice Regarding the Availability of Proxy Materials (“Notice”) to our common shareholders of record as of March 14, 2014. Beginning on the date of the mailing of the Notice, all common shareholders and beneficial owners had the ability to access all of the proxy materials (including this proxy statement and a form of proxy card or voting instruction card) and the Company’s Annual Report on Form 10-K on a website referred to in the Notice and to vote their proxy on the Internet. The Notice also provides instructions on how you can request a paper copy of the proxy materials if you desire and how you can vote your proxy by mail or telephone.

The mailing address of our principal executive offices is 7600 Wisconsin Avenue, 11th Floor, Bethesda, Maryland 20814. We maintain a website at www.first-potomac.com. Information at or connected to our website is not and should not be considered part of this proxy statement.

The Company will bear the costs of this solicitation, including the costs of preparing, assembling and mailing proxy materials and the handling and tabulation of proxies received. In addition to soliciting proxies through the Internet or by mail, proxies may be solicited by the trustees, officers and employees of the Company, for no additional compensation, by telephone, telegram, personal interviews or otherwise. It is anticipated that banks, brokers, fiduciaries, custodians and nominees will forward proxy soliciting materials to their principals, and that we will reimburse such persons for their out-of-pocket expenses.

You should rely only on the information provided in this proxy statement. No person is authorized to give any information or to make any representation not contained in this proxy statement and, if given or made, you should not rely on that information or representation as having been authorized by us. You should not assume that the information in this proxy statement is accurate as of any date other than the date of this proxy statement or, where information relates to another date set forth in this proxy statement, then as of that date.

Purposes of the Annual Meeting

The principal purposes of the Annual Meeting are to:

(1)	elect the eight trustee nominees named in this proxy statement to the Board of Trustees, each for a term expiring at the 2015 annual meeting;

(2)	ratify the appointment of KPMG LLP as the Company’s independent registered public accounting firm for the year ending December 31, 2014;

(3)	approve (on a non-binding basis) named executive officer compensation (the “say-on-pay proposal”); and

(4)	transact such other business as may properly come before the Annual Meeting or any adjournment or postponement thereof.

The Board of Trustees knows of no other matters other than those stated above to be brought before the Annual Meeting.

Board of Trustees’ Voting Recommendations

The Board of Trustees recommends that you vote as follows:

•	Proposal 1 (Election of Trustees): “FOR” the election of each of the nominees;

•	Proposal 2 (Ratification of KPMG LLP): “FOR” the ratification of the appointment of KPMG as our independent registered public accounting firm for the year ending December 31, 2014; and

•	Proposal 3 (Advisory Vote on Executive Compensation): “FOR” the advisory approval of the compensation of the Company’s named executive officers.

How to Vote Your Shares

You may vote your shares at our Annual Meeting in person. If you cannot attend our Annual Meeting in person, or you wish to have your shares voted by proxy even if you do attend our Annual Meeting, you may vote by duly authorized proxy on the Internet, by telephone or by mail. Maryland law provides that a vote by Internet or telephone carries the same validity as a paper ballot. In order to vote on the Internet, you must first go to http://www.proxyvote.com, have your Notice Regarding the Availability of Proxy Materials, proxy card or voting instruction form in hand and follow the instructions.

In order to vote by telephone, you must call 1-800-690-6903, have your Notice Regarding the Availability of Proxy Materials, proxy card or voting instruction form in hand and follow the instructions.

To vote using a proxy card, you may request a proxy card from us as instructed in the Notice Regarding the Availability of Proxy Materials and sign, date and mail the proxy card in the postage-paid envelope provided. Properly signed and returned proxies will be voted in accordance with the instructions contained therein.

If the proxy card is signed, dated and returned, but voting directions are not provided, the proxy will be voted “for” each of the trustee nominees, “for” the ratification of the appointment of KPMG LLP as the Company’s independent registered public accounting firm for the year ending December 31, 2014, “for” advisory approval of the compensation of the Company’s named executive officers, and in such manner as the proxy holders named on the proxy card, in their discretion, determine upon such other business as may properly come before the Annual Meeting or any adjournment or postponement thereof. To vote in person, you must attend the Annual Meeting and obtain and submit a ballot, which will be provided at the meeting.

How to Revoke Your Proxy

If you have already voted your proxy on the Internet or by telephone, or returned your proxy to us by mail, you may revoke your proxy at any time before it is exercised at our Annual Meeting by any of the following actions:

•	by notifying our Secretary in writing that you would like to revoke your proxy;

•	by completing a proxy card on the Internet, by telephone or by mail with a later date at or before our Annual Meeting; or

•	by attending our Annual Meeting and voting in person. (Note, however, that your attendance at our Annual Meeting, by itself, will not revoke a proxy that you have already returned to us; you must also vote your shares in person at our Annual Meeting to revoke an earlier proxy.)

If your common shares of beneficial interest (“Common Shares”) are held on your behalf by a broker, bank or other nominee, you must contact them to receive instructions as to how you may revoke your proxy instructions.

Record Date for the Annual Meeting; Who Can Vote at the Annual Meeting

Our Board of Trustees has fixed the close of business on March 14, 2014 as the record date for the determination of shareholders entitled to receive notice of and to vote at the Annual Meeting and all adjournments or postponements thereof. As of the close of business on March 14, 2014, the Company had outstanding 58,778,246 Common Shares. On all matters to come before the Annual Meeting, each holder of Common Shares will be entitled to vote at the Annual Meeting and will be entitled to one vote for each share owned.

The representation in person or by proxy of a majority of the issued and outstanding Common Shares is necessary to provide a quorum for voting at the Annual Meeting. If you have returned valid proxy instructions or if you hold your Common Shares in your own name as a holder of record and attend the Annual Meeting in person, your shares will be counted for the purpose of determining whether there is a quorum. We will include abstentions and broker non-votes in the calculation of the number of shares considered to be present at the meeting for purposes of determining the presence of a quorum at the meeting. If a quorum is not present, the Annual Meeting may be adjourned from time to time to a date not more than 120 days after March 14, 2014, by the vote of a majority of the shares represented at the Annual Meeting in person or by proxy until a quorum has been obtained.

Who Can Attend the Annual Meeting

All holders of our common shares at the close of business on March 14, 2014, the record date for the Annual Meeting, or their duly appointed proxies, are authorized to attend the Annual Meeting. Admission to the meeting will be on a first-come, first-served basis. If you attend the meeting, you may be asked to present valid photo identification, such as a driver’s license or passport, before being admitted. Cameras, recording devices and other electronic devices will not be permitted at the meeting.

Please also note that if you are the beneficial owner of common shares held in “street name” (that is, through a bank, broker or other nominee), you will need to bring a copy of the brokerage statement reflecting your share ownership as of March 14, 2014.

Voting Requirements for the Proposals to Pass

The affirmative vote of a plurality of the votes cast at a meeting at which a quorum is present is necessary for the election of a trustee. For purposes of the election of trustees, abstentions and broker non-votes (described below) will not be counted as votes cast and will have no effect on the result of the vote, although they will be considered present for the purpose of determining the presence of a quorum.

The affirmative vote of a majority of the votes cast is required for approval of the ratification of the appointment of KPMG LLP as the Company’s independent registered public accounting firm for the year ending December 31, 2014, which is considered a routine matter. For purposes of the vote on this proposal, abstentions will not be counted as votes cast and will have no effect on the result of the vote, although they will be considered present for the purpose of determining the presence of a quorum.

The affirmative vote of a majority of the votes cast is required for approval (on a non-binding advisory basis) of named executive officer compensation, commonly referred to as “say on pay.” For purposes of the vote on this proposal, abstentions and broker non-votes will not be counted as votes cast and will have no effect on the result of the vote, although they will be considered present for the purpose of determining the presence of a quorum.

Explanation of Broker Non-Votes

Under applicable New York Stock Exchange (“NYSE”) rules (the exchange on which our Common Shares are listed), brokers holding our Common Shares for beneficial owners in nominee or “street” name must vote those shares according to the specific instructions they receive from the beneficial owners. However, brokers or nominees holding shares for a beneficial owner who do not receive voting instructions from the beneficial owner may not under the NYSE’s rules have discretionary voting power on non-routine matters. In these cases, if no specific voting instructions are provided by the beneficial owner, the broker may not vote on non-routine proposals. This results in what is known as a “broker non-vote.” The ratification of our independent registered public accounting firm is a routine matter for which specific instructions from beneficial owners are not required under the NYSE’s rules. Accordingly, no broker non-votes will arise in the context of voting for the ratification of the appointment of our independent registered public accounting firm, and the broker is permitted to vote your shares on such ratification even if the broker does not receive voting instructions from you. However, broker non-votes may arise in the context of voting for the election of trustees and on the “say on pay” proposal described above, because such proposals are considered non-routine matters under the NYSE rules. Unless specific voting instructions are provided by the beneficial owner, the broker will be unable to vote for the election of trustees and on the “say on pay” proposal. Accordingly, we urge shareholders who hold their shares through a broker or other nominee to provide voting instructions so that their Common Shares may be voted on these proposals.

If you do not provide voting instructions to your broker or nominee for our Common Shares held in nominee or street name, your brokerage firm may either (1) vote your shares only for the ratification of the appointment of our independent registered public accounting firm, or (2) leave your shares unvoted. To be certain that your shares are voted at our Annual Meeting, we encourage you to vote your proxy or provide instructions to your brokerage firm.

PROPOSAL 1: ELECTION OF TRUSTEES

The Nominating and Governance Committee is responsible for reviewing each year the qualifications and performance of each member of the Board of Trustees, the qualifications of potential new Board members, and the composition of the Board of Trustees as a whole. Although the Committee does not have a formal policy with respect to diversity, we endeavor to have a diverse Board whose members represent a range of experiences and perspectives in business, finance and policy-making that are relevant to the Company’s business and markets. The Committee, therefore, focuses on the following criteria: a trustee’s independence qualifications under NYSE rules, business experience, leadership characteristics, financial acumen, industry and market knowledge, and knowledge of the public markets.

The Board of Trustees has fixed the number of trustees at eight, all of whom have terms expiring at the 2014 Annual Meeting. The eight persons named below are nominated to serve on the Board of Trustees until the 2015 Annual Meeting of Shareholders or until such time as their respective successors are elected and qualified. Each nominee is currently a trustee of the Company and all but Dr. Alan G. Merten and Mr. Thomas E. Robinson have served on the Board of Trustees since the Company’s initial public offering in October 2003. Dr. Merten joined the Board of Trustees in October 2005 and Mr. Robinson joined the Board of Trustees in July 2013. Based on its review of the relationships between the trustee nominees and the Company, the Board of Trustees has affirmatively determined that the following trustees are “independent” trustees under the rules of the NYSE and under applicable rules of the SEC: Robert H. Arnold, Richard B. Chess, J. Roderick Heller, III, R. Michael McCullough, Alan G. Merten, Thomas E. Robinson and Terry L. Stevens.

Nominees for Election as Trustees

The following table sets forth the names, ages and principal occupations of each of the trustees nominated for election at the Annual Meeting, and the period during which each has served as a trustee:

Name	Principal Occupation	Trustee Since	Age
Robert H. Arnold	Co-Managing Director, R.H. Arnold & Co., Inc.	2003	70
Richard B. Chess	Managing Partner, Chess Law Firm	2003	60
Douglas J. Donatelli	Chairman and Chief Executive Officer of the Company	2003	52
J. Roderick Heller, III	Chairman, Carnton Capital Associates	2003	76
R. Michael McCullough	Former Chairman, Booz, Allen & Hamilton, Inc.	2003	75
Alan G. Merten	President Emeritus, George Mason University	2005	72
Thomas E. Robinson	Senior Advisor, Stifel, Nicolaus & Company, Inc.	2013	66
Terry L. Stevens	Senior Vice President and CFO, Highwoods Properties, Inc.	2003	65

Set forth below are descriptions of the biographical information and specific qualifications and attributes of each of the trustees nominated for election at the Annual Meeting.

Robert H. Arnold has served since 1989 as the Co-Managing Director of R.H. Arnold & Co., Inc., a New York financial consulting firm which specializes in providing advisory services to U.S. and international institutions. He has served as a trustee since our initial public offering and was a director of First Potomac Realty Investment Trust, Inc. (our “Predecessor”) from 1997 until our initial public offering. Mr. Arnold has more than 30 years of financial experience including serving as the Treasurer of Merrill Lynch & Co. and the Chief Financial Officer of Merrill Lynch Capital Markets. Mr. Arnold serves on the boards of the Wilmington Funds and Treasury Strategies, Inc. He received his Bachelor of Science, Master of Science and Ph.D. degrees from Northwestern University. Nominee’s Specific Qualifications: Mr. Arnold’s service at Merrill Lynch Capital Markets and as Co-Managing Director of R.H. Arnold & Co., Inc. has provided him with extensive experience in investment banking and finance. This experience is particularly valuable in connection with the Company’s consideration of strategic alternatives and its involvement in the debt and equity markets. Mr. Arnold serves as Chairman of the Finance and Investment Committee of the Board of Trustees.

Richard B. Chess is an attorney and has served since 2007 as the managing partner of the Chess Law Firm, located in Richmond, Virginia. He also is the Managing Director of Encore Equities, a subsidiary of a Dallas-based real estate developer (Encore Enterprises). He served as President of the Real Estate Securities Association from 2010 to 2011 and served from 2007 to 2010 as President of American Realty Capital Markets, a securities broker dealer focused on real estate. From 2005 to 2006, he was Of Counsel to the firm Hoctor Kaplan, PLC. Mr. Chess has served as a trustee since our initial public offering and was a director of our Predecessor from 1997 until our initial public offering. From 1987 to 1996, Mr. Chess was Director of Acquisitions for United Dominion Realty Trust, a publicly traded real estate investment trust that invests in apartment properties. He received his Bachelor of Science Degree from the University of Pittsburgh and a JD degree from the University of Richmond Law School. Nominee’s Specific Qualifications: Mr. Chess’ experience in real estate acquisitions and finance, his legal background, and his personal knowledge of the Mid-Atlantic real estate market, results in his providing a real estate professional’s judgment to the Company’s acquisitions process and an attorney’s perspective to the legal and governance requirements of the SEC and NYSE.

Douglas J. Donatelli is a founder of the Company and has served as Chairman since May 2007 and Chief Executive Officer and trustee of the Company since our predecessor’s founding in 1997. Mr. Donatelli previously was Executive Vice President of Donatelli & Klein, Inc. (now Donatelli Development, Inc.), a real estate development and investment firm located in Bethesda, Maryland, and from 1985 to 1991, President of D&K Broadcasting, a communications subsidiary of Donatelli Development, Inc. that owned Fox network affiliated television stations. Mr. Donatelli is active in many charitable and community organizations. He serves as Chairman of the Board of Catholic Charities of the Archdiocese of Washington, D.C. He is a member of the Urban Land Institute and National Association of Real Estate Investment Trusts (“NAREIT”). Mr. Donatelli holds a Bachelor of Science degree in Business Administration from Wake Forest University. Nominee’s Specific Qualifications: Mr. Donatelli’s twenty-five years of experience in commercial real estate and the capital markets and his performance as the Chief Executive Officer of the Company for the past fifteen years provides the Company with strategic and decisive leadership.

J. Roderick Heller, III has served since 2004 as the Chairman of Carnton Capital Associates, a private investment corporation. He served as a director of York International, Inc., a NYSE company, from 2004 to 2005 and served as a director of Montpelier Re Holdings Ltd., a NYSE Bermuda reinsurance company from 2008 to 2012. From 1986 to 1997, Mr. Heller served as Chairman and Chief Executive Officer of NHP Incorporated and various related companies, including National Corporation for Housing Partnerships. NHP Incorporated, prior to its sale in December 1997, was a publicly traded company that, collectively with NHP Partners, Inc., was the nation’s largest owner and operator of apartment properties. Mr. Heller has served as a trustee of the Company since our initial public offering. Mr. Heller was a partner of the law firm of Wilmer, Cutler & Pickering in Washington, D.C. from 1971 to 1982. He received a Bachelor of Arts from Princeton University, a Masters of History from Harvard University and a JD degree from Harvard Law School. Nominee’s Specific Qualifications: Mr. Heller’s experience as Chairman of Carnton Capital, as a former chief executive officer and chairman of a publicly traded real estate company, and as an attorney provides us with valuable insight and judgment as to the issues and opportunities facing our Company, particularly with respect to corporate finance, real estate transactions, and public company governance issues. Mr. Heller serves as Lead Independent Trustee.

R. Michael McCullough was employed by Booz, Allen & Hamilton Inc. (“Booz Allen”), a global consulting firm, from 1965 through 1996. He was the Chairman and Chief Executive Officer of Booz Allen from 1984 to 1992 and from 1992 until his retirement in 1996, Mr. McCullough was the Senior Chairman of Booz Allen. Mr. McCullough has served as a trustee of the Company since our initial public offering and served from 1996 to 2010 as a Director of Watson Wyatt Worldwide, a global consulting firm. Mr. McCullough was a director of Charles E. Smith Residential Realty, Inc. from 1999 to 2001 and of Capital Automotive REIT from 1998 to 2005. Mr. McCullough received a Bachelor of Science degree in electrical engineering from the University of Detroit. Nominee’s Specific Qualifications: Mr. McCullough’s experience as a former chairman and CEO, knowledge of the capital markets and corporate finance, as well as his years of service on other public company boards, provide us with valuable business acumen and insight on strategic and organizational matters.

Alan G. Merten is President Emeritus of George Mason University and continues to serve on the faculty. He served as President of George Mason University from July 1996 until June 2012. He has been a trustee of the Company since October 2005. Dr. Merten was Dean of the Johnson Graduate School of Management of Cornell University from 1989 to 1996, the Dean of the College of Business Administration at the University of Florida from 1986 to 1989, and Associate Dean for Executive Education and Computing Sciences at the University of Michigan from 1984 to 1986. He has served on the Board of Trustees of mutual funds affiliated with Legg Mason Partners since 1990 and the Board of Directors of Cardinal Financial Corporation since 2006. He was a director of INOVA Health System from 1999 to 2007 and 2009 to 2013. He also served on the Board of Xybernaut Corporation from 2004 to 2006. In 2012, he joined the board of directors of DeVry Education Group Inc. (NYSE: DV). Dr. Merten holds a Bachelor of Science in mathematics and Ph.D. in computer science from the University of Wisconsin and a Master of Science in computer science from Stanford University. Nominee’s Specific Qualifications: Dr. Merten’s academic credentials in business administration and his sixteen years as President of an expanding university in Northern Virginia, bring a combination of strategic thinking, organizational leadership, and knowledge of the Northern Virginia real estate markets, one of the Company’s primary markets, to the Board of Trustees.

Thomas E. Robinson is Senior Advisor to the real estate investment banking group at Stifel, Nicolaus & Company, Incorporated, a full-service brokerage and investment banking firm, where he was previously a managing director. Prior to that position he served as President and Chief Financial Officer of Storage USA, Inc., a self-storage REIT, from 1994 to 1997. Mr. Robinson currently serves on the boards of directors of Tanger Factory Outlet Centers, Inc. (NYSE: SKT) and BRE Properties, Inc. (NYSE: BRE). He is a former trustee of Centerpoint Properties Trust and former director of Legg Mason Real Estate Investors, Inc. Mr. Robinson is a former member of the Board of Governors of the National Association of Real Estate Investment Trusts (NAREIT) and in 2009 received its Industry Achievement Award for his wisdom, expertise, and service to the REIT industry. Mr. Robinson has served as a trustee of the Company since 2013. He holds a Bachelor’s degree from Washington and Lee University, a Juris Doctor degree from Suffolk University Law School, and a Master of Laws degree in Taxation from the Georgetown University Law Center. Nominee’s Specific Qualifications: Mr. Robinson’s experience as a former chief financial officer of a public REIT, his experience as a current director of two public REITs, and his expertise in real estate finance/investment banking, accounting and the public equity markets qualify him to help ensure that the Board of Trustees fulfills its oversight responsibilities with respect to the Company’s overall strategic planning process, the Company’s capital structure, financings and evaluation of investment opportunities.

Terry L. Stevens is Senior Vice President and Chief Financial Officer of Highwoods Properties, Inc. (“Highwoods”) located in Raleigh, North Carolina. Mr. Stevens joined Highwoods in December 2003. Highwoods is a publicly traded real estate investment trust that owns office, industrial and retail properties. Mr. Stevens has served as a trustee of the Company since our initial public offering. Prior to joining Highwoods, Mr. Stevens held various executive positions, including Executive Vice President, Chief Financial Officer and Trustee, from 1994 to 2003 with Crown American Realty Trust, a publicly traded retail real estate company that merged with Pennsylvania Real Estate Investment Trust in November 2003. From 1990 to 1994, Mr. Stevens was Director of Financial Systems Development as well as Director of Internal Audit at AlliedSignal, Inc., a large multi-national manufacturer. He also spent 18 years with Price Waterhouse, including seven years as an audit partner. Mr. Stevens received a Bachelor of Science degree in physics from Juniata College and a Masters of Business Administration from The Wharton School. Nominee’s Specific Qualifications: Mr. Steven’s experience as a former and current chief financial officer of two public REITs, his experience as a former trustee of a public REIT, and his expertise in REIT accounting, real estate finance and the public equity markets qualify him to help ensure that the Board of Trustees fulfills its oversight responsibilities with respect to the Company’s overall strategic planning process, the Company’s capital structure, financings and evaluation of investment opportunities, and the Company’s financial reporting, accounting and risk assessment functions. He has been designated the Company’s “audit committee financial expert” and serves as Chairman of our Audit Committee.

Our Board of Trustees recommends that shareholders vote “FOR” the election of each of the nominees.

PROPOSAL 2: RATIFICATION OF THE APPOINTMENT OF INDEPENDENT

REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee of our Board of Trustees has appointed KPMG LLP (“KPMG”) as our Company’s independent registered public accounting firm for the year ending December 31, 2014. Although shareholder approval is not required, we desire to obtain from our shareholders an indication of their approval or disapproval of the Audit Committee’s action in appointing KPMG as the independent registered public accounting firm of our Company. The Audit Committee will not be bound by a vote either for or against the proposal; however, the appointment will be reconsidered by the Audit Committee and the Board of Trustees if the appointment is not ratified.

For additional information regarding our independent registered public accounting firm, see “Principal Accountant Fees and Services” below.

We expect that a representative of KPMG will be present at our Annual Meeting, where the representative will be afforded an opportunity to make a statement and to respond to appropriate questions.

Our Board of Trustees recommends that shareholders vote “FOR” ratification of the appointment of KPMG.

CORPORATE GOVERNANCE AND BOARD MATTERS

Corporate Governance Profile

Our corporate governance is structured in a manner that our Board of Trustees believes aligns our interests with those of our shareholders. Notable features of our corporate governance structure include the following:

•	our Board of Trustees is not staggered, with each of our trustees subject to re-election annually;

•	our Board of Trustees currently has eight trustees, a majority (seven) of whom our Board of Trustees affirmatively has determined, after broadly considering all relevant facts and circumstances, to be “independent” under the listing standards of the NYSE and under applicable rules of the SEC;

•	at least one of our trustees qualifies as an “audit committee financial expert” as defined by the SEC;

•	we have opted out of the business combination and control share acquisition statutes in the Maryland General Corporation Law; and

•	we do not have a shareholders rights plan.

Corporate Governance Guidelines

Our Board of Trustees has adopted Governance Guidelines, which set forth a flexible framework within which the Board of Trustees, assisted by its committees, directs the affairs of the Company. The Governance Guidelines reflect the Board of Trustees’ commitment to monitoring the effectiveness of decision-making at the Board of Trustees and management level and ensuring adherence to good corporate governance principles. The Governance Guidelines address, among other things:

•	the responsibilities and qualifications of trustees, including trustee independence;

•	the responsibilities, composition and functioning of committees of the Board of Trustees;

•	the appointment of the lead trustee;

•	trustee access to officers and employees and, as necessary and appropriate, independent advisors;

•	trustee compensation;

•	trustee orientation and continuing education;

•	management succession and review; and

•	annual performance evaluation of the Board of Trustees and its committees.

Our Corporate Governance guidelines are subject to periodic review by the Nominating and Governance Committee.

Code of Business Conduct and Ethics

The Company has adopted a Code of Business Conduct and Ethics that applies to the Company’s trustees, officers (including the Company’s President and Chief Executive Officer, Chief Financial Officer and Chief Accounting Officer) and other employees. Any waiver of the Code of Business Conduct and Ethics applicable to the Company’s executive officers or trustees may be made only by the approval of a majority of the disinterested members of the Board of Trustees and will be promptly disclosed to shareholders as required by law, stock exchange regulation or the requirements of the SEC. The Company intends to satisfy the disclosure requirement under Item 5.05 of Form 8-K relating to amendments to or waivers from any provision of the Code of Business Conduct and Ethics applicable to the Company’s President and Chief Executive Officer, Chief Financial Officer and Chief Accounting Officer by posting such information on its website at www.first-potomac.com under the section “Investors — Corporate Governance.” Information at or connected to our website is not and should not be considered a part of this proxy statement.

Availability of Corporate Governance Materials

Shareholders may view our corporate governance materials, including the charters of our Audit Committee, our Compensation Committee, our Nominating and Governance Committee, our Finance and Investment Committee, our Governance Guidelines and our Code of Business Conduct and Ethics, on our website at www.first-potomac.com under the section “Investors — Corporate Governance,” and these documents are available in print to any shareholder upon request by writing to First Potomac Realty Trust, 7600 Wisconsin Avenue, 11th Floor, Bethesda, Maryland 20814, Attention: Secretary. Information at or connected to our website is not and should not be considered a part of this proxy statement.

Independence of Our Board of Trustees

Our Bylaws and Governance Guidelines and the listing standards of the NYSE require that a majority of our trustees be independent. Our Board of Trustees has adopted categorical standards to assist the Board of Trustees in evaluating the independence of each of the trustees. The categorical standards describe various types of relationships that could potentially exist between a board member and the Company and sets thresholds at which such relationships would be deemed to be material. Provided that no relationship or transaction exists that would disqualify a trustee under the categorical standards and the Board of Trustees determines, taking into account all facts and circumstances, that no other material relationship between the Company and the trustee exists of a type not specifically mentioned in the categorical standards, the Board of Trustees will deem such person to be independent. A trustee shall not be independent if he or she satisfies any one or more of the following criteria:

•	Employment. The trustee is, or has been within the last three years, an employee of the Company, or his or her immediate family member is, or has been within the last three years, an executive officer, of the Company.

•	Other Compensation. The trustee has received or has an immediate family member who has received, during any twelve-month period within the last three years, more than $120,000 in direct compensation from the Company (excluding trustee and committee fees and pension/other forms of deferred compensation for prior service that is not contingent in any way on continued service).

•	Auditor Affiliation. The trustee is a current partner or employee of a firm that is the Company’s internal or external auditor or the trustee’s immediate family member is a current partner of such a firm or a current employee of such a firm and as an employee participates in the firm’s audit, assurance or tax compliance (but not tax planning) practice or the trustee was or his or her immediate family member was within the last three years a partner or employee of such a firm and personally worked on the Company’s audit within that time.

•	Interlocking Directorships. The trustee is or has been within the last three years, or his or her immediate family member is, or has been within the last three years, employed as an executive officer of another company where any of the Company’s present executives at the same time serves or served on that company’s compensation committee.

•	Business Transactions. The trustee is a current employee, or his or her immediate family member is a current executive officer, of a company that has made payments to, or received payments from, the Company for property or services in an amount which, in any of the last three fiscal years, exceeds the greater of $1 million or 2% of such other company’s consolidated gross revenues (as reported for the last completed fiscal year).

On February 19, 2014, the Board of Trustees, after broadly considering the above criteria and all relevant facts and circumstances regarding the past and current relationship of each trustee with the Company, determined that the following members of the Board of Trustees had no material relationship with the Company and were independent in accordance with the NYSE listing standards and applicable SEC rules: Robert H. Arnold, Richard B. Chess, J. Roderick Heller, III, R. Michael McCullough, Alan G. Merten, Thomas E. Robinson and Terry L. Stevens. We presently have eight trustees, including these seven independent trustees. Mr. Heller serves as Lead Independent Trustee.

Board Leadership Structure

Our Chief Executive Officer, Mr. Donatelli, also serves as the Chairman of the Board of Trustees. Mr. Heller serves as Lead Independent Trustee and the membership of each of the Board’s four committees is composed only of independent trustees as defined by the rules of the NYSE. We believe this Board leadership structure is appropriate for our Company at this time; the combined role of Chairman and Chief Executive Officer promotes unified leadership and direction, allowing for a single, clear voice from management to shareholders, officers and employees, and an efficient decision making process in executing the Company’s strategic plan. Mr. Donatelli benefits from the input provided by the Lead Independent Trustee and each of the committee chairs, each of whom is elected annually. Pursuant to the charter of the Lead Independent Trustee, which is available on the Company’s website www.first-potomac.com under “Investors — Corporate Governance,” Mr. Heller serves as a frequent advisor to Mr. Donatelli regarding business and financial strategy and Board practices, confers with him with respect to agendas of Board meetings, and is a liaison between the independent trustees and the Chief Executive Officer. Mr. Heller chairs meetings of our non-management trustees, as discussed below, at which the independent trustees discuss pending matters outside the presence of management. Mr. Heller also serves on the Compensation Committee and the Nominating and Governance Committee.

The Board’s Role in Risk Oversight

The Board of Trustees has overall responsibility for the oversight of the Company’s enterprise risk management process. In this regard, the Board of Trustees seeks to identify, understand, analyze and oversee critical business risks. While the full Board of Trustees has primary responsibility for risk oversight, the Board of Trustees carries out this responsibility by delegating, as appropriate, to each of its committees responsibility for certain risk areas that may be within the scope of a particular committee’s expertise or charter. The Audit Committee oversees risks related to the Company’s financial statements, financial reporting, debt covenant compliance, accounting, the internal audit, SEC compliance, regulatory compliance and other legal matters. The Audit Committee meets separately with representatives of the Company’s independent auditing firm and internal auditing firm. The Nominating and Governance Committee oversees risks related to the Company’s governance structure and processes, including the trustee nomination and evaluation processes, compliance with our Code of Business Conduct and Ethics, Governance Guidelines and applicable laws and regulations, including applicable rules of the NYSE, and risks arising from change in control provisions in Company agreements and related party transactions. The Finance and Investment Committee oversees risks related to financial matters, debt covenant compliance, liquidity, business strategy, acquisitions and dispositions and the Company’s markets. The Compensation Committee oversees risks in the areas of executive and trustee compensation, and evaluates the risks associated with all compensation programs of the Company.

While the Board of Trustees oversees risk management as part of an on-going process, the Company’s management is charged with managing risk. Management reports to the Board of Trustees and its committees at least quarterly on the risks to the Company in the areas of competition and markets, cash flow, access to capital, refinancing of corporate and property level debt, tenant credit and leasing, and the Vice President, Legal provides a quarterly assessment to the Audit Committee of the Company’s compliance with the policies and procedures in place to minimize certain potential legal, regulatory and contractual risks and liabilities.

Board Committees

Our Board of Trustees had four standing committees to assist it in the discharge of its responsibilities during 2013. The principal responsibilities of each committee are described below. Committee members are appointed by the Board of Trustees upon the recommendation of the Nominating and Governance Committee, which annually reviews the composition of each committee. Consistent with this practice, the Nominating and Governance Committee determined in 2013 that some rotation of committee membership was appropriate in order to ensure a fresh perspective is brought to each committee’s work. Upon the recommendation of the Nominating and Governance Committee, the Board of Trustees approved changes to the composition of each committee during 2013. Actions taken by any committee of our Board of Trustees are reported to the Board of Trustees, usually at the meeting following such action. All members of the committees described below are “independent” of the Company as that term is defined in the NYSE listing standards.

The table below provides membership information for each of the committees as of the date of this proxy statement:

Trustee	Audit Committee	Compensation Committee	Nominating and Governance Committee	Finance and Investment Committee
Robert H. Arnold		X		X (Chair)
Richard B. Chess	X			X
J. Roderick Heller, III		X	X
R. Michael McCullough		X (Chair)	X
Alan G. Merten	X		X (Chair)
Thomas E. Robinson		X		X
Terry L. Stevens	X (Chair)*			X

*	Audit committee financial expert

Audit Committee

Our Board of Trustees has established an Audit Committee, which consists of Messrs. Stevens (Chairman) and Chess and Dr. Merten. Our Board of Trustees has determined that each of the Audit Committee members is independent, in accordance with the NYSE listing standards and applicable SEC rules, and that each of the members of the Audit Committee is financially literate, as that term is interpreted by our Board of Trustees. In addition, our Board of Trustees has determined that Mr. Stevens is an “audit committee financial expert” as that term is defined in the applicable SEC rules. The Audit Committee operates under an amended and restated written charter adopted by our Board of Trustees on March 30, 2011 and amended on December 20, 2012. The primary duties and responsibilities of the Audit Committee are to:

•	review and discuss with management and our independent registered public accounting firm our financial reports, financial statements and other financial information;

•	monitor the integrity of our financial reporting process and systems of internal controls regarding finance, accounting and legal compliance;

•	appoint, retain, compensate, evaluate and replace (if necessary) the independent registered public accounting firm;

•	approve professional services provided by the independent registered public accounting firm;

•	consider the range of audit and non-audit fees;

•	monitor the independence, experience and performance of our outside auditors;

•	oversee the performance of the Company’s internal audit function;

•	provide an avenue of communication among the outside auditors, management and our Board of Trustees;

•	encourage adherence to, and continuous improvement of, our financial reporting and internal control policies, procedures and practices; and

•	monitor, with the Board of Trustees, compliance with legal and regulatory requirements and the Company’s major risk exposures related to the Company’s financial statements, financial reporting, debt covenant compliance, accounting and annual audit and the steps management has taken to monitor and control such exposures.

The Audit Committee has authority, to the extent it deems necessary or appropriate, to retain special legal, accounting or other consultants to advise the Audit Committee and has the authority to determine, and to receive from the Company, the appropriate compensation to be paid to any special legal, accounting or other consultant retained by the Audit Committee.

The Audit Committee met eleven (11) times in 2013.

For more information, please see “Audit Committee Report” beginning on page 49.

Compensation Committee

Our Board of Trustees has established a Compensation Committee, which consists of Messrs. McCullough (Chairman), Arnold, Heller and Robinson. Our Board has determined that each of the Compensation Committee members is independent in accordance with the NYSE listing standards and applicable SEC rules. The Compensation Committee operates under an amended and restated written charter adopted by our Board on December 20, 2012. The Compensation Committee determines compensation for our executive officers and administers the Company’s 2009 Equity Compensation Plan (as amended, the “2009 Plan”). Although the Company’s 2003 Equity Compensation Plan (as amended, the “2003 Plan”) expired in 2013, awards remain outstanding under the 2003 Plan and, as such, the Compensation Committee administers awards outstanding under such plan. The Committee’s basic responsibility is to assure that the Chief Executive Officer, other officers and key management of the Company are compensated fairly and effectively in a manner consistent with the Company’s stated compensation strategy, competitive practice, applicable regulatory requirements and performance results. The principal functions of our Compensation Committee include:

•	reviewing and approving on an annual basis the corporate goals and objectives relevant to our Chief Executive Officer’s compensation, evaluating our Chief Executive Officer’s performance in light of such goals and objectives, and determining and approving the compensation of our Chief Executive Officer based on such evaluation;

•	reviewing and approving the compensation of our other executive officers;

•	determining and approving the compensation of our trustees;

•	reviewing our executive compensation plans, policies and programs;

•	implementing and administering our incentive and equity-based compensation plans;

•	administering and approving awards pursuant to these plans;

•	assisting management in complying with our proxy statement and annual report disclosure requirements; and

•	producing a report on executive compensation to be included in our annual proxy statement.

The Compensation Committee has the sole authority to retain and terminate any compensation consultant used to assist in the evaluation of trustee or executive officer compensation and has the sole authority to approve the consultant’s fees and other retention terms. The Compensation Committee also has authority, to the extent it deems necessary or appropriate, to retain special legal, accounting or other consultants to advise the Compensation Committee and has the authority to determine, and to receive from the Company, the appropriate compensation to be paid to any special legal, accounting or other consultant retained by the Compensation Committee. In selecting any such advisors or consultants, the Compensation Committee considers the independence of such advisor or consultant, as determined by it in its business judgment, in accordance with the standards of the NYSE, any applicable rules and regulations of the SEC and other applicable laws relating to independence of advisors and consultants.

Pursuant to its charter, the Compensation Committee may form and delegate authority to subcommittees comprised entirely of independent trustees, when appropriate, to take any of the actions that the Compensation

Committee is empowered to take, other than reviewing and discussing the disclosure under the caption, “Compensation Discussion and Analysis” beginning on page 20 and recommending inclusion of the disclosure in this proxy statement.

The Compensation Committee met nine (9) times in 2013.

Nominating and Governance Committee

Our Board of Trustees has established a Nominating and Governance Committee, which consists of Dr. Merten (Chairman) and Messrs. Heller and McCullough. Our Board has determined that each of the Nominating and Governance Committee members is independent in accordance with NYSE listing standards and applicable SEC rules. The Nominating and Governance Committee operates under a written charter adopted by our Board on February 18, 2004 and amended on February 19, 2013. Among other duties, this committee:

•	identifies, selects, evaluates and recommends to our Board of Trustees candidates for service on our Board of Trustees;

•	implements and monitors our Governance Guidelines and Code of Business Conduct and Ethics;

•	reviews and makes recommendations on matters involving the general operation of our Board of Trustees, including board size and composition, and committee function, composition and structure;

•	recommends to our Board of Trustees nominees for each committee of our Board of Trustees;

•	oversees the evaluation of the annual performance of our Board of Trustees and its committees, management and each member of our Board of Trustees; and

•	oversees elements of the Company’s overall enterprise risk management program.

The Nominating and Governance Committee met five (5) times in 2013.

Finance and Investment Committee

Our Board of Trustees has established a Finance and Investment Committee, which consists of Messrs. Arnold (Chairman), Chess, Robinson and Stevens. The Finance and Investment Committee operates under a written charter adopted by our Board on January 29, 2010. Among other duties, this committee:

•	reviews and evaluates the Company’s strategic business plan;

•	reviews the Company’s long-term and short-term capital structure;

•	reviews certain proposed asset acquisitions, dispositions and development by the Company;

•	reviews proposed financing transactions; and

•	oversees risk related to financial matters, debt compliance, liquidity, business strategy, acquisitions and dispositions and the Company’s markets.

The Finance & Investment Committee met twelve (12) times in 2013.

Other Committees

From time to time, our Board of Trustees may establish other committees as circumstances warrant. Those committees will have the authority and responsibility as delegated to them by our Board.

Executive Sessions of Our Non-Management Trustees

The non-management trustees of our Board of Trustees regularly meet in executive sessions that exclude our non-independent trustee and members of our management team. There were four (4) executive sessions held during 2013. Our Board of Trustees has appointed Mr. Heller as our Lead Independent Trustee and, as such, has determined that Mr. Heller, or in his absence, his designee, should chair all meetings of non-management trustees. During these meetings, Mr. Heller has the authority to lead the meeting, set the agenda and determine the information to be provided to the attendees. Shareholders and other interested persons may contact Mr. Heller in writing by mail c/o First Potomac Realty Trust, 7600 Wisconsin Avenue, 11th Floor, Bethesda, Maryland 20814, Attention: Secretary. All such letters will be forwarded to Mr. Heller.

Trustee Nominations

Nominating and Governance Committee. The Company’s Nominating and Governance Committee performs the functions of a nominating committee. The Nominating and Governance Committee’s charter describes the Committee’s responsibilities, including seeking, screening and recommending trustee candidates for nomination by our Board. The Company’s Governance Guidelines also contain information concerning the responsibilities of the Nominating and Governance Committee with respect to identifying and evaluating trustee candidates. Both documents are posted on the Company’s website at www.first-potomac.com. Information at or connected to our website is not and should not be considered a part of this proxy statement.

Trustee Candidate Recommendations and Nominations by Shareholders. The Nominating and Governance Committee’s charter provides that the committee will consider trustee candidate recommendations by shareholders. Shareholders should submit any such recommendations for the consideration of our Nominating and Governance Committee through the method described under “Communications with Our Board of Trustees” below. In addition, any shareholder entitled to vote for the election of trustees at the 2015 Annual Meeting of Shareholders may nominate persons for election to the Board of Trustees if that shareholder complies with the notice procedures summarized in “Shareholder Proposals for Our 2015 Annual Meeting” below.

Process and Criteria for Identifying and Evaluating Trustee Candidates. The Nominating and Governance Committee evaluates all trustee candidates in accordance with the trustee qualification standards described in our Governance Guidelines. See also “Proposal 1: Election of Trustees” on page 3 for a discussion of the criteria, including the consideration of diversity, used to evaluate and select trustee candidates.

Communications with Our Board of Trustees

Our Board of Trustees has approved unanimously a process for shareholders and other interested parties to send communications to our Board. Shareholders and other interested parties can send communications to our Board and, if applicable, to any committee or to specified individual trustees in writing c/o First Potomac Realty Trust, 7600 Wisconsin Avenue, 11th Floor, Bethesda, Maryland 20814, Attention: Secretary. The Company does not screen mail, and all such letters will be forwarded to our Board and any such specified committee or individual trustee.

Shareholder Proposals for Our 2015 Annual Meeting of Shareholders

Our Board will provide for presentation of proposals by our shareholders at the 2015 Annual Meeting of Shareholders, provided that these proposals are submitted by eligible shareholders who have complied with the relevant regulations of the SEC and our Bylaws regarding shareholder proposals.

Proposals of shareholders to be presented at the 2015 Annual Meeting must be received at our executive offices on or before December 10, 2014 to be considered for inclusion in the 2015 proxy statement materials.

Shareholders wishing to submit proposals or trustee nominations to be presented at the 2015 Annual Meeting that are not to be included in our proxy statement materials must deliver notice to us at our executive offices not less than 60 and no more than 90 days before the first anniversary of the date of the Company’s 2014 Annual Meeting (i.e. between February 19, 2015 and March 21, 2015). Stockholders are advised to review our

Bylaws, which contain additional requirements with respect to advance notice of stockholder proposals and trustee nominations. Our Bylaws are available on our website at www.first-potomac.com. Any shareholder desiring a copy of our Bylaws will be furnished one without charge upon written request to the Secretary. Information at or connected to our website is not and should not be considered part of this proxy statement.

Trustee Attendance at Meetings of our Board of Trustees and Annual Meeting of Shareholders

The Board of Trustees held sixteen (16) meetings, including four (4) regularly scheduled quarterly meetings, in 2013. All trustees attended 75% or more of the aggregate number of meetings of the Board of Trustees and its committees on which they served during 2013.

It is our Board of Trustee’s policy that, absent unusual or unforeseen circumstances, all trustees of the Company should attend the annual meeting of shareholders. All of our then-current trustees, other than Mr. McCullough (who was ill), attended the 2013 Annual Meeting.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Our related party transactions policy is set forth in the Company’s Bylaws and Code of Business Conduct and Ethics. The policy provides that trustees and officers are prohibited from entering into agreements and transactions with the Company that involve a conflict of interest, unless such conflict is first disclosed to the Board of Trustees and waived by a majority of the disinterested members of the Board of Trustees. For these purposes, a conflict of interest exists when a person’s interests are not aligned or appear not be aligned, or interfere, or appear to interfere, in any way with the interests of the Company.

Certain Relationships

Our Chief Executive Officer and Chief Investment Officer, who are both co-founders of the Company, beneficially own units of limited partnership interest (“OP Units”) in our operating partnership, First Potomac Realty Investment Limited Partnership (the “Operating Partnership”) as a result of contributions of properties and other assets to the Operating Partnership in connection with our initial public offering: Douglas J. Donatelli (92,056 OP Units, or approximately 3.5% of the total number of OP Units issued and outstanding, excluding the OP Units held by us); and Nicholas R. Smith (41,123 OP Units, or approximately 1.6%). These executive officers may have conflicting duties because, in their capacities as our executive officers, and in the case of Mr. Donatelli, as our Chairman, they have a duty to the Company, while at the same time, in our capacity as general partner of the Operating Partnership, they have a fiduciary duty to the limited partners of the Operating Partnership. Conflicts may arise when the interests of our shareholders and the limited partners of the Operating Partnership diverge, particularly in circumstances in which there may be an adverse tax consequence to the limited partners, such as upon the sale of assets or the repayment of indebtedness that are in the best interests of our shareholders. The partnership agreement of the Operating Partnership contains a provision that in the event of a conflict of interest between our shareholders and the limited partners of our Operating Partnership, we shall endeavor in good faith to resolve the conflict in a manner not adverse to either our shareholders or the limited partners of our Operating Partnership, and, if we, in our sole discretion as general partner of the Operating Partnership, determine that a conflict cannot be resolved in a manner not adverse to either our shareholders or the limited partners of our Operating Partnership, the conflict will be resolved in favor of our shareholders.

COMPENSATION OF TRUSTEES

The following table presents information relating to total compensation of our trustees for the fiscal year ended December 31, 2013. Douglas J. Donatelli, our chief executive officer, receives no compensation for his service on the Board of Trustees.

Name	Fees Earned or Paid in Cash	Stock Awards(1)	Option Awards	Non-Equity Incentive Plan Compensation	Change in Pension Value and Non-Qualified Deferred Compensation Earnings	All Other Compensation		Total
Robert H. Arnold	$47,500	$54,993	—	—	—	$2,528	(2)	$105,021
Richard B. Chess	$40,536	$54,993	—	—	—	$2,528	(2)	$98,057
J. Roderick Heller	$67,500	$54,993	—	—	—	$2,528	(2)	$125,021
R. Michael McCullough	$49,464	$54,993	—	—	—	$2,528	(2)	$106,985
Alan G. Merten	$52,500	$54,993	—	—	—	$2,528	(2)	$110,021
Thomas E. Robinson	$15,408	$45,807	—	—	—	$963	(2)	$62,178
Terry L. Stevens	$52,500	$54,993	—	—	—	$2,528	(2)	$110,021

(1)	In accordance with FASB ASC Topic 718, the amounts in this column reflect the aggregate grant date fair value of restricted share awards made on May 22, 2013. Assumptions used in the calculation of these amounts are included in Note 16 to the Company’s audited financial statements for the year ended December 31, 2013, included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2013. At December 31, 2013, each trustee (except for Mr. Robinson, who joined the board in July and received a pro-rated restricted share award), held 3,777 restricted Common Shares that vest on May 20, 2014, assuming continued service by the trustee until that date. At December 31, 2013, Mr. Robinson held 3,210 restricted Common Shares that vest on May 20, 2014, assuming his continued service as trustee until that date.There were no other unvested restricted Common Shares or outstanding options held by our non-management trustees as of December 31, 2013.
(2)	Represents the dividends earned on unvested restricted shares issued under the 2009 Plan.

Additional Information Regarding Compensation of Trustees

Annual Fees and Equity Awards. As compensation for serving on our Board of Trustees each of our non-employee trustees is entitled to receive an annual base cash fee of $20,000 (increased to $35,000 effective May 22, 2013). The chairman of the Audit Committee is entitled to receive an additional annual cash fee of $20,000, and the chairman of each of the Compensation, Nominating and Governance, and Finance and Investment committees is entitled to receive an additional annual cash fee of $15,000; provided, however, that a trustee may not receive more than one chairman’s fee. The Lead Independent Trustee is entitled to receive an additional annual cash fee of $30,000. Each non-employee trustee who is a member of the Audit Committee (other than the chairman) is entitled to receive an additional annual cash fee of $10,000 and each non-employee trustee who was a member of any other committee of the Board of Trustees (other than the chairman) is entitled to receive an additional annual cash fee of $5,000 with respect to each committee on which he serves. All of the fees are paid quarterly.

In addition, on May 22, 2013, each of our non-employee trustees (except for Mr. Robinson, who joined the board in July and received a pro-rated restricted share award) received a grant of 3,777 restricted Common Shares (valued on the date of grant at approximately $55,000), all of which will vest on May 20, 2014, assuming continued service by the trustee until that date.

We reimburse all trustees for reasonable out-of-pocket expenses incurred in connection with their service on the Board of Trustees and any and all committees.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Under federal securities laws, our executive officers, trustees and any persons beneficially owning more than ten percent (10%) of a registered class of our equity securities are required to report their ownership and any changes in that ownership to the SEC and to the New York Stock Exchange. These persons are also required by SEC rules and regulations to furnish us with copies of these reports. Precise due dates for these reports have been established, and we are required to report in this proxy statement any failure to timely file these reports by those due dates by these persons during 2013.

Based on our review of the reports and amendments to those reports furnished to us or written representations from these persons that these reports were not required from those persons, we believe that all of these filing requirements were satisfied by these persons during 2013, except for one late filing of a Form 4 by each of our then Section 16 officers reflecting the issuance of restricted common shares, and one late filing of a Form 4 by each of our then Section 16 officers reflecting the forfeiture of restricted common shares subject to performance vesting.

EXECUTIVE OFFICERS

The following table contains information regarding the current executive officers of the Company. These officers are appointed annually by the Board of Trustees and serve at the Board’s discretion.

Name	Age	Position
Douglas J. Donatelli	52	Chairman and Chief Executive Officer
Andrew P. Blocher	49	Executive Vice President, Chief Financial Officer
Nicholas R. Smith	49	Executive Vice President, Chief Investment Officer

Douglas J. Donatelli. See Mr. Donatelli’s information on page 4.

Andrew P. Blocher joined the Company in 2012 as Executive Vice President and Chief Financial Officer. Mr. Blocher has over 20 years of finance and capital markets experience, including 15 years in the public REIT sector. Prior to joining the Company, Mr. Blocher was the Chief Financial Officer at Federal Realty Investment Trust (NYSE: FRT), where he had oversight of the finance, accounting, human resources, investor relations and information technology departments. Mr. Blocher joined Federal Realty Investment Trust in 2000 as Vice President, Investor Relations and was promoted to Senior Vice President in 2007 and to Chief Financial Officer in 2008. Mr. Blocher had served as Director, Structured Finance Marketing and Modeling, at Freddie Mac, as well as Vice President of Capital Markets for CRIIMI MAE Inc., a mortgage REIT. Mr. Blocher is a member of the National Association of Real Estate Investment Trusts (NAREIT). In addition, he currently serves as a member of the board of directors of Make-A-Wish® Mid-Atlantic, Inc., and serves as a member of its Executive Committee, as well as Chairman of its Audit and Finance Committee. Mr. Blocher received his Bachelor of Science degree in Finance from Indiana University in Bloomington and his Masters of Business Administration in Finance from The George Washington University.

Nicholas R. Smith is one of the founders of the Company and has served as Executive Vice President and Chief Investment Officer since the founding of our predecessor in 1997. He has over 25 years of experience in commercial real estate in the Washington, D.C. area, including seven years with DDI and D&K Management. Prior to joining DDI, Mr. Smith was with Garrett & Smith, Inc., a real estate investment and development firm based in Mclean, Virginia and Transwestern (formerly Barrueta & Associates, Inc.), a Washington, D.C.-based commercial real estate brokerage and property management firm. Mr. Smith received his Bachelor of Arts degree from The Catholic University of America. He currently serves on the Council of Advisors for the University of Maryland’s School of Architecture, Planning and Preservation Graduate Programs in Real Estate and is a member of the Board of Directors of the Choral Arts Society of Washington. He is also a member of NAIOP, the Urban Land Institute and NAREIT.

SHARE OWNERSHIP OF TRUSTEES AND EXECUTIVE OFFICERS

The following table sets forth certain information, as of March 14, 2014, regarding the Company’s Common Shares owned of record or known to the Company to be owned beneficially by each trustee and nominee for trustee, each named executive officer and all trustees and executive officers as a group. At March 14, 2014, there were 58,778,246 Common Shares outstanding. Except as set forth in the footnotes to the table below, each of the shareholders identified in the table has sole voting and investment power over the Common Shares beneficially owned by that person. The address for each individual listed below is: c/o First Potomac Realty Trust, 7600 Wisconsin Avenue, 11th Floor, Bethesda, Maryland 20814.

Beneficial Owners	Number of Common Shares Beneficially Owned(1)		Percent of Class(2)
Douglas J. Donatelli	746,219	(3)	1.3%
Andrew P. Blocher	123,642	(4)	*
James H. Dawson	182,223	(5)	*
Nicholas R. Smith	339,835	(6)	*
Robert H. Arnold	18,658	(7)	*
Richard B. Chess	29,710	(8)	*
J. Roderick Heller, III	41,777	(7)	*
R. Michael McCullough	29,983	(7)	*
Alan G. Merten	26,677	(7)	*
Thomas E. Robinson	3,210	(9)	*
Terry L. Stevens	30,901	(7)	*

All Trustees and Executive Officers as a group (11 persons)	1,572,835		2.7%

*	Represents less than one percent of the Company’s issued and outstanding shares.
(1)	Includes (i) the number of Common Shares that are issuable upon exercise of options that are exercisable within 60 days of March 14, 2014, and (ii) the total number of Common Shares issuable upon redemption of OP Units. All OP Units held by the named person are currently redeemable by the holder for cash, or at the Company’s option, an equivalent number of Common Shares.
(2)	The total number of our Common Shares outstanding used in calculating the percentage ownership of each person assumes that none of the OP Units held by other persons are redeemed for Common Shares and that none of the stock options held by other persons are exercised.
(3)	Includes (i) 81,858 Common Shares issuable upon redemption of OP Units held directly, (ii) 10,198 Common Shares issuable upon redemption of OP Units held by DKEPA #7 Partnership, of which Mr. Donatelli is a general partner, (iii) 155,625 Common Shares issuable upon the exercise of options that have vested, (iv) 479 Common Shares held by Mr. Donatelli as custodian for his minor children as to which he disclaims beneficial ownership, (v) 5,500 Common Shares held in trust for the benefit of certain of Mr. Donatelli’s family members, over which trust Mr. Donatelli possesses voting and investment power; (vi) 170,621 restricted Common Shares that will vest if the Company meets certain performance criteria, and (vii) 95,139 restricted Common Shares that vest over time. Mr. Donatelli has pledged 81,858 OP Units in connection with a margin loan at a fair market interest rate from Capital One, N.A., which is an 8.3% participant in the Company’s unsecured revolving credit facility and an 8.3% participant in the Company’s unsecured term loan. He also has pledged 169,197 Common Shares in connection with a margin loan at a fair market interest rate from an investment banking firm.
(4)	Consists of 101,050 restricted Common Shares that vest over time. Mr. Blocher shares voting and investment power with his spouse on 22,592 unrestricted Common Shares.
(5)	Includes (i) 11,385 Common Shares issuable upon redemption of OP Units held directly and (ii) 7,500 Common Shares issuable upon the exercise of stock options that have vested. Mr. Dawson separated from the Company in October 2013. The information reported for Mr. Dawson is based on information available to the Company and may not reflect current beneficial ownership.

(6)	Includes (i) 41,123 Common Shares issuable upon redemption of OP Units held directly, (ii) 10,000 Common Shares issuable upon the exercise of stock options that have vested, (iii) 41,199 restricted Common Shares that vest if the Company meets certain performance criteria, and (iv) 86,336 restricted Common Shares that vest over time. Mr. Smith has pledged 41,123 OP Units in connection with a margin loan at a fair market interest rate from Capital One, N.A., which is an 8.3% participant in the Company’s unsecured revolving credit facility and an 8.3% participant in the Company’s unsecured term loan. He also has pledged 124,157 Common Shares in connection with a margin loan at a fair market interest rate from RBC, a 5% participant in the Company’s unsecured term loan and an 18.3% participant in the Company’s unsecured revolving credit facility.
(7)	Includes 3,777 restricted Common Shares that vest on May 20, 2014, assuming continued service by the trustee until that date.
(8)	Includes 3,777 restricted Common Shares that vest on May 20, 2014, assuming continued service by the trustee until that date. Mr. Chess has pledged 6,500 Common Shares in connection with a margin loan at a fair market interest rate from an investment banking firm.
(9)	Consists of restricted Common Shares that vest on May 20, 2014, assuming continued service by the trustee until that date.

SHARE OWNERSHIP BY CERTAIN BENEFICIAL OWNERS

At March 14, 2014, there were 58,778,246 Common Shares outstanding. To the Company’s knowledge, based upon information available to the Company, beneficial owners of more than 5% of the Company’s Common Shares as of March 14, 2014, are as follows:

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership		Percent of Class
The Vanguard Group, Inc.	7,229,370	(1)	12.3%
100 Vanguard Blvd.
Malvern, PA 19355

FMR LLC	6,288,685	(2)	10.7%
82 Devonshire Street
Boston, MA 02109

T. Rowe Price Associates, Inc.	5,045,467	(3)	8.5%
100 East Pratt Street
Baltimore, MD 21202

BlackRock, Inc.	4,812,680	(4)	8.2%
40 East 52nd Street
New York, NY 10022

Vanguard Specialized Funds — Vanguard REIT Index Fund	3,969,018	(5)	6.8%
100 Vanguard Blvd.
Malvern, PA 19355

Earnest Partners, LLC	3,794,430	(6)	6.5%
1180 Peachtree Street NE, Suite 2300
Atlanta, GA 30309

Prudential Financial, Inc.	3,647,034	(7)	6.2%
751 Broad Street
Newark, NJ 07102

Jennison Associates LLC	2,960,527	(8)	5.0%
466 Lexington Avenue
New York, NY 10017

(1)	Information based on a Schedule 13G/A filed with the Securities and Exchange Commission on February 12, 2014, by The Vanguard Group, Inc. The Schedule 13G/A indicates that the reporting entity is an investment adviser with sole voting power over 154,908 Common Shares, shared voting power over 36,300 Common Shares, sole dispositive power over 7,099,662 Common Shares and shared dispositive power over 129,708 Common Shares.
(2)	Information based on a Schedule 13G/A file with the Securities and Exchange Commission on February 14, 2014, by FMR LLC. The Schedule 13G/A indicates that the reporting entity is a parent holding company with sole voting power over 428,678 Common Shares and sole dispositive power over 6,288,685 Common Shares.
(3)	Information based on a Schedule 13G/A filed with the Securities and Exchange Commission on February 11, 2014, by T. Rowe Price Associates, Inc. The Schedule 13G/A indicates that the reporting entity is an investment adviser with sole voting power over 1,196,097 Common Shares and sole dispositive power over 5,045,467 Common Shares.
(4)	Information based on a Schedule 13G/A filed with the Securities and Exchange Commission on January 29, 2014, by BlackRock, Inc. The Schedule 13G/A indicates that the reporting entity is a parent holding company or control person with the sole voting power over 4,569,813 Common Shares and sole dispositive power over 4,812,680 Common Shares.

(5)	Information based on a Schedule 13G/A filed with the Securities and Exchange Commission on February 4, 2014, by Vanguard Specialized Funds — Vanguard REIT Index Fund. The Schedule 13G/A indicates that the reporting entity is an investment company with sole voting power over 3,969,018 Common Shares.
(6)	Information based on an amendment to a Schedule 13G/A filed with the Securities and Exchange Commission on February 14, 2014, by Earnest Partners, LLC. The Schedule 13G/A indicates that the reporting entity is an investment adviser with sole voting power over 1,745,316 Common Shares, shared voting power over 684,265 Common Shares and sole dispositive power over 3,794,430 Common Shares.
(7)	Information based on a Schedule 13G/A filed with the Securities and Exchange Commission on January 29, 2014, by Prudential Financial, Inc. The Schedule 13G/A indicates that the reporting entity is a parent holding company with sole voting power over 370,869 Common Shares, shared voting power over 3,276,165 Common Shares, sole dispositive power over 370,869 Common Shares and shared dispositive power over 3,276,165 Common Shares. Based on this Schedule 13G/A Prudential Financial, Inc. is the indirect parent of Jennison Associates LLC.
(8)	Information based on a Schedule 13G/A filed with the Securities and Exchange Commission on February 13, 2013, by Jennison Associates LLC. The Schedule 13G/A indicates that the reporting entity is an investment adviser with sole voting power over 2,960,527 Common Shares and shared dispositive power over 2,960,527 Common Shares. Based on the Schedule 13G/A, Prudential Financial, Inc. indirectly owns 100% of Jennison Associates LLC. As a result, Common Shares reported on the Schedule 13G/A filed by Jennison Associates LLC may be included in the Common Shares reported by Prudential Financial, Inc.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

No Compensation Committee interlocks or insider participation on compensation decisions exist. All members of our Compensation Committee are independent in accordance with the Company’s criteria.

COMPENSATION COMMITTEE REPORT

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis (“CD&A”) section of this proxy statement with management and, based on that review and discussion, the committee recommends that it be included in this proxy statement.

COMPENSATION COMMITTEE

R. Michael McCullough, Chairman

Robert H. Arnold

J. Roderick Heller, III

Thomas E. Robinson

March 25, 2014

The foregoing report does not constitute “soliciting material” and shall not be deemed incorporated by reference by any general statement incorporating by reference this proxy statement into any filing under the Securities Act of 1933, as amended, or under the Securities Exchange Act of 1934, as amended, except to the extent we specifically incorporate this information by reference, and shall not otherwise be deemed filed under such acts.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Introduction

The Compensation Committee of our Board of Trustees (which we refer to as the “Compensation Committee” or “Committee” in this section of our proxy statement) is responsible for designing and administering the underlying policies and principles of our executive officer compensation program. This Compensation Discussion and Analysis describes our executive compensation program for our named executive officers and describes how and why the Compensation Committee made its 2013 compensation decisions.

Our named executive officers for 2013 are as follows:

•	Douglas J. Donatelli, our Chairman and Chief Executive Officer;

•	Andrew P. Blocher, our Executive Vice President and Chief Financial Officer;

•	Nicholas R. Smith, our Executive Vice President and Chief Investment Officer; and

•	James H. Dawson, our former Executive Vice President and Chief Operating Officer, who left the Company in October 2013.

Throughout this proxy statement, these individuals are referred to collectively as the “named executive officers” or “executive officers.”

Executive Summary

Compensation Philosophy and Objectives

We are a self-managed, self-administered real estate investment trust, or REIT, that focuses on owning, managing, developing and redeveloping office and business park properties in the greater Washington, D.C. region. The industry and markets in which we compete for personnel, acquisitions, tenants and capital are highly competitive and require a highly qualified executive management team with strong vision and operational skills. The underlying principle of our executive compensation program is to reward executives for crafting and executing strategies that create shareholder value, drive financial and strategic results and enhance our competitive position within the industry and markets in which we compete. The specific objectives of our executive compensation program are to:

•	Attract and retain highly qualified executive officers;

•	Provide a total compensation package that is competitive with those provided by our peer group and appropriate to each named executive officer’s experience, responsibilities and performance;

•	Motivate our named executive officers to achieve our Company’s goals by tying a significant portion of executive compensation to our achievement of pre-established short- and long-term financial and operating objectives and the executive’s individual contributions to the achievement of those objectives;

•	Provide the opportunity to earn compensation at the median of peers for target performance and at the higher end of the compensation range for performance that exceeds corporate goals, while setting compensation below the median for performance that fails to meet our corporate goals; and

•	Encourage executive share ownership by providing long-term incentives that align the interests of our executive officers with those of our shareholders and further the goals of executive retention.

2013 Business Highlights

In January 2013, the Company announced an updated strategic and capital plan designed to focus its long-term ownership on high-quality office properties in the Washington, D.C. metropolitan region, strengthen the performance of the operating portfolio, improve its financial flexibility and increase access to capital to support growth initiatives. Consistent with the strategic and capital plan, the Compensation Committee established 2013 corporate performance goals under the short-term incentive compensation plan that were designed to support lease-up of the core portfolio and the sale of the Company’s industrial portfolio, while meeting core funds from operations, or Core FFO, measures. For additional information, see “— Components of Named Executive Officer Compensation — Short-Term Incentive Compensation” on page 29.

Examples of key achievements and initiatives in 2013 that the Compensation Committee took into account when measuring performance included the following:

•	Executed 1.7 million square feet of leases, including 831,000 square feet of renewal leases. Key leasing transactions included:

•	bringing our initial two buildings at Redland Corporate Center, totaling 349,000 square feet, from 40% leased at acquisition to 100% leased; and

•	signing the initial office leases for our recently completed development project at 440 First Street, NW;

•	Increased leased and occupied percentages by 320 basis points and 280 basis points, respectively, over the course of 2013, despite a difficult leasing environment in the greater Washington, D.C. region;

•	Sold the majority of our industrial portfolio, consisting of approximately 4.3 million square feet, which generated aggregate gross proceeds of $259 million. The sale of the industrial properties, 2.6 million square feet of which was in our Southern Virginia region, was consistent with our stated strategy of increasing our focus on the ownership and management of high-quality office properties, and the majority of the proceeds from these transactions was utilized to retire outstanding debt;

•	Sold four additional non-core properties in 2013, representing 180,000 square feet, generating net proceeds of $11.8 million;

•	Acquired 540 Gaither Road, one of three multi-story office buildings at Redland Corporate Center, for $30 million, which completes our ownership of that office complex;

•	Issued 7,475,000 common shares through an equity offering in May 2013, with proceeds largely utilized to pay down outstanding debt;

•	Amended our unsecured revolving credit facility and unsecured term loans, increasing borrowing capacity, reducing LIBOR spreads, extending debt maturities and creating a covenant package that is more closely aligned with our strategic and capital plan;

•	Executed a number of other short-term financing transactions to provide liquidity and financial flexibility as we executed our strategic and capital plan;

•	Reported Core FFO of $59.2 million, or $1.03 per diluted share; and

•	Expanded our Board of Trustees and appointed Thomas E. Robinson to our Board. Mr. Robinson is currently a Senior Advisor to the real estate investment banking group at Stifel, Nicolaus & Company. He is a former member of the Board of Governors of the National Association of Real Estate Investment Trusts and currently serves on the boards of directors of BRE Properties, Inc. (NYSE: BRE) and Tanger Factory Outlet Centers, Inc. (NYSE: SKT).

We believe that all of these initiatives helped drive strong operating and financial results throughout 2013, and position us with positive operating momentum, a strong balance sheet and significant available capital to support future growth and drive shareholder returns.

Compensation Structure Highlights

The following sections contain an overview of the highlights of our compensation structure, including the changes made to our compensation policies in 2013, the fundamental compensation practices we do and do not use, and the amount of compensation actually realized by our named executive officers for performance in 2013 (as compared to the compensation reported for such officers in the 2013 Summary Compensation Table in accordance with SEC rules).

Compensation Policy Changes for 2013

During 2013, we took affirmative action illustrating our commitment to responsible executive compensation and corporate governance policies, including through the adoption of the following:

•	New Long-Term Incentive Compensation Program (“LTI Program”) — our new LTI Program places a heavy emphasis on performance-based compensation. Specifically, long-term incentive awards changed from being 100% time-based awards, to 40% time-based and 60% performance-based awards tied solely to absolute and relative total shareholder return goals. In addition, if performance-based awards are earned, they are still subject to an additional three-year time-based vesting to enhance retention.

•	No Dividends Paid on Unearned Performance-Based Restricted Shares — under our current compensation plans, dividends on performance-based restricted shares are not paid unless and until the shares vest.

•	Hedging Policy — prohibits trustees, officers (including our named executive officers) and directors from engaging in hedging transactions involving our securities.

•	Pledging Policy — prohibits the Chief Executive Officer, Executive Vice Presidents and trustees from pledging common shares and OP Units for margin and other loans, except for pledges that were outstanding prior to the adoption of the policy.

•	Clawback Policy — provides for the recoupment of performance-based compensation if an officer engaged in fraud or willful misconduct that caused or otherwise contributed to requirement for any restatement of the Company’s financials.

•	No Repricing Underwater Options — although the Company has never repriced underwater options or share appreciation rights, in July 2013, the Board amended the Company’s equity incentive plans to expressly prohibit the buyout of underwater options or share appreciation rights.

Shareholder Friendly Aspects of the Company’s Compensation and Governance Policies/Practices

Below we summarize certain of our key executive compensation and corporate governance policies/practices, both the policies and practices we have recently implemented to drive performance and enhance shareholder value, as well as the practices we have not implemented because we do not believe they would serve our shareholders’ long-term interests.

WHAT WE DO

✓	Pay for Performance. Provide alignment between pay and performance by linking a meaningful portion of total compensation to the achievement of operational and strategic goals through our short-term incentive program, as well as rigorous absolute and relative shareholder return goals through our long-term incentive program.

✓	Balanced Compensation. Balance overall compensation by linking some portions of pay to annual performance goals and some portions (particularly long-term incentive compensation) to multi-year performance goal.

✓	Performance-Based Awards Include Additional Time-Based Vesting Component to Enhance Retention. * We require that awards earned for performance over a multi-year period are subject to additional three-year vesting after the performance period to enhance retention.

✓	Clawback Policy.* Recently adopted a clawback policy that provides for the recoupment of performance-based compensation if an officer engaged in fraud or willful misconduct that caused or otherwise contributed to requirement for any restatement of Company’s financials (see page 36).

✓	Stock Ownership Guidelines. Adopted stringent share ownership guidelines for the CEO and executive vice presidents (whether or not they are named executive officers) requiring minimum ownership of 4x and 2x current base salary, respectively. In addition, all non-employee trustees must hold common shares equal to at least the aggregate cash value of equity awards for the last four years (see page 35).

✓	Independent Compensation Consultant. The compensation committee has utilized an independent compensation consulting firm, FPL Advisory Group, since the fall of 2012 (and previously retained Mercer Human Resource Consulting).

✓	Compensation Risk Assessments. Conducts annual compensation risk assessments to ensure the executive compensation program does not encourage excessively risky behaviors.

WHAT WE DON’T DO

No Guaranteed Annual Salary Increases or Minimum Bonuses. We do not guarantee annual salary increases (salary increases are made only in the discretion of the compensation committee), nor do we pay guaranteed minimum bonuses.

No Dividends Paid on Unearned Performance-Based Restricted Shares. Under our current plans, dividends on performance-based restricted shares will not be paid unless and until the shares vest.

No Compensation Targets Above Median of Peer Group. The target compensation levels set by our compensation committee are not set above the median levels set for named executive officers by other companies in our peer group.

No Excess Perquisites. We provide no perquisites or other personal benefits to the named executive officers that are not available to all employees of the Company.

Limited Retirement and Benefit Plans. We do not maintain any defined benefit or supplemental retirement plans.

No Repricing Underwater Options and Share Appreciation Rights. The Company has never repriced underwater options or share appreciation rights. In addition, in July 2013, the Board amended the Company’s equity incentive plans to expressly prohibit the buyout of underwater options or share appreciation rights.

No New Pledging of Our Securities. * None of our named executive officers or trustees are permitted to pledge our common shares and OP Units for margin or other loans as of March 2013. Specifically, in March 2013, we amended our share ownership guidelines to prohibit our named executive officers or trustees from pledging our common shares and OP Units for margin or other loans, except for pledges that were outstanding prior to the adoption of the policy. In addition, strongly encourages reducing pledges outstanding prior to March 1, 2013 over time (see page 35).

No Hedging of Our Securities. * None of our named executive officers or trustees has engaged in the practice of hedging our securities. Additionally, we recently amended our Insider Trading Policy to clarify that our trustees, officers (including our named executive officers) and directors are specifically prohibited from engaging in the following transactions: (i) hedging or monetization transactions involving our securities; (ii) trading in options, puts, calls or other derivative instruments involving our securities; (iii) short sales of our securities; and (iv) purchasing our securities on margin (see page 36).

No One-Time Equity Awards Unless Linked to Formulaic Performance Objectives. We do not intend to grant equity awards on a one-time basis unless they are explicitly disclosed and tied to formulaic objective performance criteria (the last grant of this nature, a 500,000 share option grant to Mr. Donatelli, was made in January 2012).

*	(asterisks represent new program additions)

Reported Compensation Versus Pay Actually Realized

The accompanying table presents the total direct compensation actually realized by our named executive officers for performance in 2013. The table presents equity incentive awards in the year to which the performance relates, which may be different than what is required by the rules of the SEC for the Summary Compensation Table. We believe this supplemental information is important since the vast majority of reported compensation is only awarded and realizable if the Company meets or exceeds the applicable operational performance and total shareholder return measures. As illustrated by the table below, the value actually realized differs significantly from the amounts shown in the 2013 Summary Compensation Table.

Total Direct Compensation (1) Earned For Performance Year 2013

					Long-Term Incentive Compensation
Name	Year	Total Available Compensation at Target(2) ($)	Realized Salary ($)	Realized Short- Term Incentive Compensation(3) ($)	Realized Time- Based Restricted Stock(4) ($)	Realized Performance- Based Restricted Stock(5) ($)	Total Realized Direct Compensation ($)	Percentage of Available Compensation Earned (%)
Douglas Donatelli	2013	$2,537,500	$575,000	$912,633	$440,000	$0	$1,927,633	76%
Andrew Blocher	2013	$1,198,000	$360,000	$280,920	$220,000	$0	$860,920	72%
Nicholas Smith	2013	$1,169,000	$330,000	$254,870	$230,000	$0	$814,870	70%

(1)	Total direct compensation consists of (a) the actual base salary paid for the indicated year, (b) the short-term incentive compensation earned for 2013 that was paid in 2014, (c) the grant-date fair value of time-based restricted stock awards granted in 2014 under the LTI Program for the 2013 plan year, and (d) the grant date fair value of performance-based restricted stock awards earned under the LTI Program for the 2013 plan year (in this case, since none of the performance metrics were achieved, none of the performance-based awards were earned and the value shown is $0).
(2)	Represents the total potential compensation that may be received by each named executive officer based on all elements of compensation and, in the case of incentive compensation, at the target level.
(3)	Short-term incentive compensation earned for the indicated year (2013) paid in the following year (2014). Achievement of the awards was based on pre-established corporate, departmental and/or individual goals, the latter two which vary for each named executive officer. The corporate performance goals included (i) core funds from operations, or Core FFO, (ii) New Leasing Activity and (iii) the sale price of our industrial portfolio pursuant to our previously disclosed strategic and capital plan. As discussed on page 31, this column reflects the full value of Mr. Donatelli’s short-term incentive award and does not exclude the portion of Mr. Donatelli’s short-term incentive compensation award that was paid in restricted common shares ($150,000).
(4)	Represents the grant date fair value of time-based restricted share awards granted to each named executive officer on February 18, 2014 under the LTI Program for the 2013 plan year, which awards vest over a subsequent three-year period.
(5)	Represents the grant date fair value of performance-based restricted share awards earned by the named executive officers under the LTI Program for the 2013 plan year. Since none of the performance metrics were achieved, none of the performance-based awards were earned and the value shown is $0. If earned, the awards would have been subject to vesting in equal installments over a subsequent three-year period. The target levels of the performance-based portion of the annual awards under the LTI Program for 2013 for Messrs. Donatelli, Blocher and Smith were $660,000, $330,000 and $345,000, respectively.

A performance-based restricted share award of $1,000,000 was made to Mr. Donatelli on February 25, 2013 in lieu of his short-term incentive award for the 2012 plan year. The award will vest based on the relative performance of the Company measured over a two-year (2013 and 2014) period. Since Mr. Donatelli has not yet earned any portion of this award, none of the award is included in the table above. In addition, had the performance period lapsed as of year-end 2013, none of the performance-based restricted shares would have vested.

Components of Named Executive Officer Compensation

Consistent with the foregoing compensation philosophy, the following are the components of our compensation program for named executive officers:

Compensation Component	Primary Objective(s)	Key Features
Base Salary	Provide sufficiently competitive pay to attract and retain experienced and successful executives	Targeted at median of base salary paid to similarly situated executives of the peer group companies

Short-Term Incentive Compensation	Encourage and reward valuable contributions to the Company’s annual financial and operational performance objectives that create shareholder value	Target ranges from 80% to 150% of base salary and is paid in cash and/or equity

Long-Term Incentive Compensation	Encourage and reward building long-term shareholder value; align management interests with those of shareholders; and encourage retention	Equity-based awards based primarily on absolute and relative total shareholder return performance

Severance Benefits	Attract and retain highly qualified executive officers	Lump sum cash payments based on prior salary and bonus, accelerated vesting of outstanding equity awards and temporary health insurance coverage

Benefits	Provide an appropriate level of benefits equitably to all employees	The same benefit plan as all employees

Shareholder Advisory Vote and Feedback from Shareholder Outreach

We provide our shareholders an annual opportunity to indicate whether they support our compensation practices for our named executive officers. As reported in the Company’s Current Report on Form 8-K filed with the SEC on May 24, 2013, over 70% of the votes cast on the “say-on-pay” proposal were in favor of the advisory vote to approve our named executive officer compensation. Although a significant majority continued to support our executive compensation program, this level of support was a decline from the prior two years’ advisory votes. Consequently, we continued to evaluate our executive compensation program, taking into account the input of our shareholders.

The Compensation Committee considered the results of the advisory vote and the specific feedback from received from our shareholders, with a particular focus on ensuring alignment between executive pay and performance. In evaluating our executive officer compensation program in response to the results of the advisory vote, the Compensation Committee determined that our LTI Program, which was adopted in April 2013, more closely aligns executive compensation with performance (thereby aligning the interests of the executive officers with our shareholders’ interests). The Compensation Committee believes that the decision to proactively adopt the LTI Program in April 2013 (in advance of the shareholder vote in May 2013), in order to more closely align executive compensation with performance addresses concerns identified through the results of the advisory vote.

Furthermore, the Compensation Committee determined that, with such changes implemented through the adoption of the LTI Program in April 2013, the core components of the Company’s executive officer compensation program should be retained, as it believes the program continues to attract, retain and appropriately incentive highly qualified executive officers, while demonstrating our commitment to pay-for-performance and responsiveness to our shareholders.

As part of our ongoing shareholder outreach initiatives, we interact with shareholders on a number of matters throughout the year, including named executive officer compensation. In addition, in connection with our 2013 Annual Meeting of Shareholders, we engaged in a broad outreach program to discuss our executive compensation practices with our shareholders. Over the past year, we have discussed our executive compensation program with, or solicited feedback from, institutional investors that hold approximately 64% of our outstanding common shares. The two main concerns cited by investors were (i) a one-time grant of 500,000 options made to our Chief Executive Officer in January 2012, the full grant date fair value of which appeared in the 2012 Summary Compensation Table in last year’s proxy statement and (ii) a comment issued by a proxy advisory firm suggesting that we pay dividends on unearned performance shares. In our discussions with investors we explained that the Chief Executive Officer option grant (i) was made as a result of the Compensation Committee determining to provide equity to incent our CEO to focus on long-term stock appreciation in lieu of a normal cash bonus for 2011, (ii) was performance-based, in that the exercise price was actually set at an amount that was approximately 8% higher than the grant date share price, and (iii) vests over eight years, which is significantly restrictive compared to typical vesting of equity awards. We also clarified that the aforementioned comment about our incentive plans paying dividends on unearned performance shares was factually incorrect, as we do not have such practice and only pay dividends on performance shares to the extent they are ultimately earned. The feedback received from our discussions with shareholders was that they understood our responses and, furthermore, were supportive of our ongoing compensation program structure. In particular, shareholders expressed support of our new LTI Program, which was adopted in April 2013 and established a large performance component predicated on long-term total shareholder return to further align pay and performance. The Compensation Committee carefully considers this feedback and also routinely reviews executive officer compensation practices.

At the 2014 Annual Meeting of Shareholders, we will again hold an annual advisory vote by shareholders (the “say-on-pay” proposal) to approve the compensation of our named executive officers for 2013 (see page 48). The Compensation Committee will continue to consider the results from this year’s and future advisory votes on named executive officer compensation, as well as informal feedback from shareholders.

Process for Setting Executive Officer Compensation

Role of the Compensation Committee

The Compensation Committee is responsible for designing and administering our executive officer compensation program. Among other duties, the Compensation Committee is responsible for the following:

•	reviewing and approving on an annual basis the corporate goals and objectives relevant to our Chief Executive Officer’s compensation, evaluating our Chief Executive Officer’s performance in light of such goals and objectives, and recommending to the independent members of the Board of Trustees the total compensation of the Chief Executive Officer; and

•	reviewing and approving the total compensation of the executive officers, including equity-based awards, based on the recommendations of the Chief Executive Officer.

In addition, the Compensation Committee administers equity compensation for all employees under the 2009 Plan. Although the 2003 Plan expired in 2013, awards remain outstanding under the 2003 Plan and, as such, the Compensation Committee administers awards outstanding under such plan.

The Compensation Committee is supported in its work by an executive compensation consultant, as described below. The Compensation Committee’s charter, which sets out its duties and responsibilities and addresses other matters, can be found on our website at www.first-potomac.com, under the section, “Investors — Corporate Governance.” Information at or connected to our website is not and should not be considered part of this proxy statement.

Role of Executive Officers

Within the framework of the compensation programs approved by the Compensation Committee and based on management’s review of market competitive positions, each year our Chief Executive Officer meets with the Compensation Committee to discuss his specific recommendations regarding the base salary, short-term incentive compensation and long-term incentive compensation of each of the executive officers who report directly to him (currently only the Chief Financial Officer and the Chief Investment Officer, until a permanent Chief Operating Officer is hired, at which point the Chief Operating Officer will also report directly to the Chief Executive Officer) and provide further insight and details of each executive officer’s performance.

The Compensation Committee believes it is valuable to consider the recommendations of the Chief Executive Officer with respect to these matters because, given his knowledge of our operations, the real estate industry generally and our markets in particular, and the day-to-day responsibilities of such named executive officers, he is in a unique position to provide the Compensation Committee perspective into the most appropriate measures and goals in light of our business at a given point in time. However, the Compensation Committee makes all final determinations on issues within the scope of its authority, including with respect to these specific recommendations.

Role of the Compensation Consultant

Since the fall of 2012, the Compensation Committee has retained FPL Advisory Group (“FPL”) to serve as its independent compensation consultant. FPL reports solely to the Compensation Committee for all services related to executive officer compensation. The assigned consultant from FPL generally attends meetings of the Compensation Committee; however, the Compensation Committee makes all decisions regarding the compensation of our named executive officers. The Compensation Committee previously had retained Mercer Human Resource Consulting (“Mercer”) as its independent compensation consultant.

In selecting its compensation consultants, the Compensation Committee considered the independence of such consultants in accordance with the standards of the NYSE, any applicable rules and regulations of the SEC and other applicable laws relating to independence of advisors and consultants. The Compensation Committee has analyzed the work of FPL and Mercer and has determined that their work does not raise any conflicts of interest. FPL, Mercer and their affiliates do not provide any services or products to the Company or management without the approval of the Chairperson of the Compensation Committee. To date, no such services or products have been provided to us by FPL or Mercer, and there are no business or personal relationships that raise the possibility of a conflict of interest between FPL, Mercer or their affiliates, on the one hand, and the Compensation Committee or the Company, on the other hand.

Peer Group Analysis

The Compensation Committee reviews the potential total compensation package for each of the executive officers against a pre-selected peer group consisting of other publicly-traded REITs. Consistent with the objectives of the Company’s executive compensation program, the Compensation Committee compares executive officer compensation against these peer companies (“benchmarking analysis”) to ensure that the Company attracts and retains highly qualified executive officers by providing a total compensation package that is competitive with those provided by the Company’s peers. With respect to the benchmarking analysis conducted in 2013, the Company’s peer group included seventeen companies, retaining 100% of the peers used in 2012.

The following three primary factors were used to select a group of publicly traded REITs that the Compensation Committee believes provide useful comparative data:

Factors for Peer Group Selection	Rationale for Inclusion
Focus on office operations or a hybrid portfolio of office/industrial(1)	• Represents companies with whom we compete for business, talent and/or investment dollars • Seven companies in the peer group met this criteria

Geographic location (Mid-Atlantic market)

•  Represents companies with portfolios concentrated in the greater Washington D.C. region and therefore subject to microeconomic factors specific to our region

•  Five companies in the peer group met this criteria

Similar in size in terms of equity or total market capitalization	• Best practices indicate the peer companies should rank between .5x and 2.0x our company size (defined by total market capitalization) • 15 companies in the peer group met this criteria

(1)	With the sale of the industrial portfolio in June 2013, the peer group composition may change going forward to more closely match the strategic shift in our asset focus.

Based on these factors, the Compensation Committee selected the 2013 peer group, which is listed below:

2013 Peer Group

Brandywine Realty Trust

CapLease, Inc.

Cedar Realty Trust, Inc.

Corporate Office Properties Trust

Cousins Properties Incorporated

DiamondRock Hospitality Company

DuPont Fabros Technology, Inc.

EastGroup Properties, Inc.

Hersha Hospitality Trust

Hudson Pacific Properties, Inc.

Kite Realty Group Trust

Medical Properties Trust, Inc.

Parkway Properties, Inc.

Pebblebrook Hotel Trust

PS Business Parks, Inc.

Ramco-Gershenson Properties Trust

Washington Real Estate Investment Trust

In 2013, the Compensation Committee reviewed compensation data for executives at the peer companies with positions comparable to those held by the named executive officers. This data consisted of base salary, annual cash incentive award and equity award information (the latter two components on an actual and target basis), as well as total remuneration paid by each of the peer companies based on 2013 proxy statements and form-4 filings, which reported data with respect to fiscal year 2012 (the latest year for which comprehensive data was publicly available), as well as FPL’s proprietary database. FPL’s analysis concluded that the peer companies generally have compensation programs comparable to ours, with annual bonuses typically in the form of cash and annual long-term compensation typically in the form of performance-based equity awards with additional time-based vesting over three years. The Compensation Committee’s philosophy is to focus on the median levels of compensation within the peer group for setting pay; however, actual compensation paid may fluctuate above/below the median of the peer group based on the Company’s performance and achievement of the goals established by the Compensation Committee for the executive officers.

Based on the benchmarking analysis conducted in the third quarter of 2013, which was reflective of incentive compensation paid in 2013 for performance year 2012, total remuneration on an aggregate basis for the named executive officers ranked below the 25th percentile of the peer group. The compensation reflected in this analysis did not include the LTI Program adopted in April 2013; however, given that our total shareholder return fell below the desired peer levels, the Compensation Committee determined that awarding compensation at the 25th percentile of the peer group was appropriate.

On a target basis, using the award opportunities established under the LTI Program, total target compensation ranked in line with the peer group median, but will fluctuate based on the absolute and relative total shareholder return hurdles established under the plan. See the table above titled Total Direct Compensation Earned for Performance Year 2013 under “— Executive Summary — Reported Compensation Versus Pay Actually Realized” on page 23.

Policy and Process

The Compensation Committee reviews and approves compensation for the executive officers. At the request of the Committee, FPL provided Mr. Donatelli and the Compensation Committee with a compensation survey of the Company’s peer group and other relevant market data and alternatives to consider when making compensation decisions for the executive officers.

Mr. Donatelli met with the Compensation Committee and FPL in the first quarter of 2014 to analyze the Company’s results in the preceding year and to discuss his specific recommendations regarding the base salary, short-term incentive and long-term incentive compensation components (as applicable) of each of the executive officers and provide further insight and details of each executive officer’s performance. The Chairman of the Compensation Committee, Mr. McCullough, developed specific recommendations to the Compensation Committee regarding the three components of Mr. Donatelli’s annual compensation (base salary, short-term incentive compensation and long-term incentive compensation). In executive session, the Compensation Committee then met with FPL to review Messrs. McCullough’s and Donatelli’s recommendations and to determine each executive officer’s total compensation based on the policies and considerations described in this Compensation Discussion and Analysis. The independent trustees of the Board of Trustees authorized and approved the compensation of the Chief Executive Officer after considering the recommendation of the Compensation Committee.

The processes for setting the compensation of the named executive officers are summarized below:

Position	Process to Set Compensation
Chief Executive Officer — Douglas Donatelli	Compensation Committee recommends base salary and short-term and long-term incentive compensation for approval by the independent members of the Board of Trustees.

Executive Vice Presidents — Andrew Blocher Nicholas Smith James Dawson(1)	The Chief Executive Officer recommends base salary and short-term and long-term incentive compensation for review and approval by the Compensation Committee.

(1)	Former executive officer.

Principal Components of Named Executive Officer Compensation

As outlined above, for the fiscal year ended December 31, 2013, the principal components of total direct compensation for the named executive officers were:

•	base salary;

•	short-term incentive compensation; and

•	long-term incentive compensation.

Each component of the compensation program is described in further detail below. As illustrated in the charts set forth below, in 2013, 60% of our Chief Executive Officer’s total target compensation and 52% of our other named executive officer’s total target compensation was performance-based and not guaranteed and 40% and 48%, respectively, was fixed (including base salary and time-based restricted share grants under our LTI Program).

(1)	Includes short-term incentive compensation and performance-based restricted share grants at target under our LTI Program.
(2)	Includes base salary and time-based restricted share grants under our LTI Program.

Base Salary

Policy and Process. Base salary, which under our compensation program is market-derived and market-driven, represents the fixed component of our executive officer compensation program paid in cash. Base salary is targeted to be approximately 30% or less of total annual compensation opportunity for each of the executive officers. The actual percentage will vary from year to year based on performance within that year. Because one of the primary objectives of our executive officer compensation program is to instill an ownership mentality in the executive officers, the base salary component constitutes a smaller percentage of total compensation than incentive-based compensation.

On an annual basis, the Compensation Committee reviews the base salary of each of the executive officers and considers adjustments to place executive officer base salary in a position approximately equal to the median base salary paid to similarly situated executives of the peer group companies. In making this determination, the Compensation Committee reviews an analysis performed by the Company’s compensation consultant of the base salaries paid to comparable executives in our peer group. In making its final determination of the base salary to be paid to an executive officer, the Compensation Committee also takes into consideration the responsibilities and individual performance of the executive officer, the contribution of the executive officer to the achievement of the Company’s goals, the experience of the executive officer and, for all but the Chief Executive Officer, the Chief Executive Officer’s recommendations. The Compensation Committee reviews and establishes base pay during the first quarter of each year, after reviewing the performance of the Company and each executive officer in the prior fiscal year.

2013 and 2014 Base Salaries. In February 2013, the Compensation Committee approved base salary increases of approximately 3% for Messrs. Smith and Dawson, each effective March 1, 2013 (Mr. Blocher’s base salary for 2013 was set in his offer letter). These salaries are included in the “Summary Compensation Table” on page 37. In February 2014, the Compensation Committee approved base salary increases of approximately 3% for Messrs. Blocher and Smith, effective March 1, 2014, as follows: Mr. Blocher — $370,800; and Mr. Smith — $339,900. In accordance with SEC regulations, 2014 base salaries are not included in the Summary Compensation Table on page 37. The 2013 and 2014 increases were based on individual merit and the Company’s operational performance in 2012 and 2013, respectively, including the ongoing execution of the Company’s previously disclosed strategic and capital plan, and were compared against peer group data to ensure alignment with previously stated goals.

CEO Base Salary. In February 2013, the Compensation Committee recommended and the Board of Trustees approved a base salary increase for Mr. Donatelli to $575,000, effective March 1, 2013. Per a detailed benchmarking analysis conducted in July of 2013, this 7.5% increase resulted in Mr. Donatelli’s base pay falling approximately 4% below the peer group median. In February 2014, the Compensation Committee approved a subsequent base salary increase of approximately 4.3% for Mr. Donatelli to $600,000, effective March 1, 2014. As a result of these increases, Mr. Donatelli’s 2014 base salary is aligned with the 2013 peer group median after trailing such practice for several consecutive years.

Increases in Mr. Donatelli’s base salary for the last two years have been made in recognition of his performance and in order to better align his salary with those in the Company’s peer group. When Mr. Donatelli’s 2013 salary is compared to 2013 peer group salary data, and 2012 salary is compared to 2012 peer group salary data , Mr. Donatelli’s salary ranks below the median of peer group salaries in both years. Furthermore, while 2014 salary data within our peer group is not yet known, and it is not directly relevant to compare our Chief Executive Officer’s 2014 salary to 2013 market data, it is worth noting that Mr. Donatelli’s new salary of $600,000 for 2014 ranks consistent with the peer group market median of the 2013 median salary level. It may, however, ultimately lag the peer group median to the extent the peers make changes (increases) in the base pay of their respective chief executive officers.

The following table summarizes the base salary increases approved for the named executive officers for 2014:

Name	Title	2013 Salary	2014 Salary	Percent Increase
Douglas Donatelli	Chairman and Chief Executive Officer	$575,000	$600,000	4.3%
Andrew Blocher	EVP and Chief Financial Officer	$360,000	$370,800	3.0%
Nicholas Smith	EVP and Chief Investment Officer	$330,000	$339,900	3.0%

The Compensation Committee believes the increases in base salary of the named executive officers are within market for their respective peer groups, and are in line with cost of living increases given to employees across the Company and to executive officers at our peer group companies.

Short-Term Incentive Compensation

Policy and Process. Short-term incentive awards are designed to encourage our executive officers to pursue annual goals that will inure to the benefit of our Company and shareholders in both the short- and long-term. Short-term incentive awards are intended to reward high-performing executive officers whose contributions improve the operational performance of our existing portfolio and the Company, enhance short-term strategic goals and generate new business opportunities and investments, all of which create shareholder value.

For 2013, the Compensation Committee set the overall short-term incentive award targets for each of Messrs. Donatelli, Blocher and Smith at 150%, 80% and 80%, respectively, of each named executive officer’s 2013 base salary (in each case assuming 100% achievement of departmental and individual goals, as applicable). Mr. Dawson was not eligible for short-term incentive compensation for 2013 because he separated from the Company in October 2013.

The Compensation Committee typically determines short-term incentive awards during the first quarter following the fiscal year end to which such awards pertain after a review of our Company’s and the executive’s actual performance. For 2013, short-term incentive compensation was targeted based on results in the following three performance categories: (i) a corporate performance component; (ii) a qualitative departmental/functional component; and (iii) a qualitative individual performance component. The corporate performance component was divided into three corporate performance goals: (i) core funds from operations, or Core FFO, per share; (ii) new leasing activity; and (iii) the sale price of our industrial portfolio pursuant to our previously disclosed strategic and capital plan (the “Industrial Portfolio Sale”). The weighting given to each of the three categories, and to the corporate performance goals within the corporate performance component, for the named executive officers was as follows:

Named Executive Officer	Corporate Performance			Department Performance	Individual Performance	Total
	Core FFO	New Leasing	Industrial Sale
Douglas Donatelli	30%	15%	15%	0%	40%	100%
Andrew Blocher	20%	10%	10%	40%	20%	100%
Nicholas Smith	20%	10%	10%	40%	20%	100%

Within each of the three corporate performance goals (Core FFO, new leasing activity and Industrial Portfolio Sale), the Compensation Committee established the following threshold, target and stretch performance goals:

Corporate Performance Goal	75% Threshold	100% Target	125% Stretch
Core FFO(1)	$0.95	$1.01	$1.07
New Leasing Activity	650,000 square feet	700,000 square feet	750,000 square feet
Industrial Portfolio Sale	$225,000,000	$240,000,000	$260,000,000

(1)	The Company defines FFO, or Funds From Operations, as net income (loss) before minority interests (computed in accordance with GAAP) excluding gains (losses) on sales of real estate and impairments of real estate assets, plus real estate-related depreciation and amortization and after adjustments for unconsolidated partnerships and joint ventures. This definition is consistent with the definition of FFO adopted by the National Association of Real Estate Investment Trusts (“NAREIT”). Core FFO excludes certain items from FFO that are not indicative of the results provided by the Company’s operating portfolio and affect the comparability of the Company’s period-over-period performance, including, but not limited to, gains and losses on the retirement of debt, contingent consideration charges and acquisition costs. The Company presents Core FFO per diluted share calculations based on the outstanding diluted common shares of the Company plus outstanding OP Units.

If the performance level is between two of these identified levels of performance (i.e., between threshold and target or between target and stretch), the actual amount of the award that is earned will be “interpolated” using the two identified levels of performance.

Consistent with the Company’s strategic and capital plan, the corporate performance goals established by the Compensation Committee were designed to support lease-up of the core portfolio and the sale of the Company’s industrial portfolio, while meeting Core FFO measures. In addition, the goals were established with sufficient rigor to drive operating performance and results. In particular, the target levels of each corporate performance measure were in line with our budget, after adjustment of the Core FFO and New Leasing Activity goals to give effect to the sale of our industrial portfolio.

During the first quarter of 2014, actual results under the measures for the corporate performance component were determined against the 2013 annual corporate performance goals. The following tables show the potential payouts of the corporate performance component of the 2013 annual short-term incentive award targets established by the Compensation Committee for each of Messrs. Donatelli, Blocher and Smith at various levels of (i) Core FFO per share, (ii) New Leasing Activity, and (iii) Industrial Portfolio Sale, and the actual payouts with respect to each specific goal within the corporate performance component based on our 2013 results. In 2013, we achieved the following results: Core FFO of $1.03 per share, or 108.3% of target; New Leasing Activity of 831,000 square feet, exceeding the 125% stretch goal; and aggregate gross proceeds from the Industrial Portfolio Sale of $259,000,000, or 123.8% of target.

	Potential Payout Core FFO Per Share
Named Executive Officer	Core FFO Below $0.95	Core FFO at $0.95	Core FFO at $1.01	Core FFO at $1.07	Actual Payout Based on Results
Douglas Donatelli	$0	$194,062.50	$258,750.00	$323,437.50	$280,312.50
Andrew Blocher	$0	$43,200.00	$57,600.00	$72,000.00	$62,400.00
Nicholas Smith	$0	$39,600.00	$52,800.00	$66,000.00	$57,200.00

	Potential Payout New Leasing Activity
Named Executive Officer	Less than 650,000 Square Feet	650,000 Square Feet	700,000 Square Feet	750,000 Square Feet	Actual Payout Based on Results
Douglas Donatelli	$0	$97,031.25	$129,375.00	$161,718.75	$161,718.75
Andrew Blocher	$0	$21,600.00	$28,800.00	$36,000.00	$36,000.00
Nicholas Smith	$0	$19,800.00	$26,400.00	$33,000.00	$33,000.00

	Potential Payout Industrial Portfolio Sale
Named Executive Officer	Less than $225,000,000	$225,000,000	$240,000,000	$260,000,000	Actual Payout Based on Results
Douglas Donatelli	$0	$97,031.25	$129,375.00	$161,718.75	$160,101.56
Andrew Blocher	$0	$21,600.00	$28,800.00	$36,000.00	$35,640.00
Nicholas Smith	$0	$19,800.00	$26,400.00	$33,000.00	$32,670.00

The Compensation Committee, in its discretion and upon Mr. Donatelli’s recommendation (with respect to Messrs. Blocher and Smith), evaluated the departmental performance for each of Messrs. Blocher and Smith, and the individual performance for all three named executive officers. Factors considered in determining departmental and individual performance included, among other things, providing leadership to their respective departments and the Company as a whole, formulating and implementing the Company’s strategic and capital plan, promoting the Company’s overall mission, contributing to and promoting the Company’s reputation in the greater Washington D.C. community, negotiation and implementation of the sale of the Company’s industrial portfolio, leadership and performance of the Company’s newly formed portfolio management team, due diligence efforts on potential acquisitions, investor outreach and participation in industry events. Based on their evaluation (and, with respect to Messrs. Blocher and Smith, on Mr. Donatelli’s recommendations), the Compensation Committee determined that Mr. Blocher achieved 90% and 75% of his departmental and individual goals, respectively, Mr. Smith achieved 80% and 90% of his departmental and individual goals, respectively, and Mr. Donatelli achieved 90% of his individual goals. Based on the Compensation Committee’s evaluation of departmental and individual performance discussed above, and the corporate performance results set forth above, the short-term incentive awards for the named executive officers were as follows: Mr. Donatelli received a short-term incentive award for 2013 of $912,633 (which represents a final payout at approximately 105.8% of the target potential); Mr. Blocher received a short-term incentive award for 2013 of $280,920 (which represents a final payout at approximately 97.5% of the target potential); and Mr. Smith received a short-term incentive award for 2013 of $254,870 (which represents a final payout at approximately 96.5% of the target potential).

For Mr. Donatelli’s 2013 short-term incentive compensation award, the Compensation Committee and Mr. Donatelli determined that it was appropriate to receive $150,000 of his award in restricted common shares, with the remainder payable in cash. In accordance with SEC guidance, the cash portion of the short-term incentive compensation award ($762,633) is reflected in the “Non-Stock Incentive Plan Compensation” column in the 2013 Summary Compensation Table in this proxy statement. The restricted share portion ($150,000) of Mr. Donatelli’s short-term incentive compensation award will be included in the “Stock Awards” column in the 2014 Summary Compensation Table and the Grants of Plan-Based Awards Table in our 2015 proxy statement. The restricted share portion of the award was granted on February 19, 2014, based on the closing stock price on such date ($12.92), and will vest on the one-year anniversary of the date of grant.

Long-Term Incentive Compensation

Policy and Process. The third component of executive officer compensation is targeted toward providing rewards for long-term performance. The Compensation Committee believes that long-term incentive awards are the component of executive officer compensation best suited to promote executive officer retention and closely align the interests of the executive officers with our shareholders’ interests. Accordingly, at the target level, long-term incentive awards constitute the highest targeted percentage of any of the compensation components paid to the executive officers and account for between 43% and 49% of the total annual compensation opportunity for each of the named executive officers.

Restricted Share Awards for the 2012 Plan Year (Required to be Disclosed in the 2013 Summary Compensation Table and Grants of Plan-Based Awards Table). As previously disclosed in last year’s proxy statement, on February 19, 2013, a restricted share award was made to each of the named executive officers (other than Mr. Donatelli). The amounts of the awards were determined in light of the 2012 total annual compensation package for each executive officer and long-term incentive awards provided to similarly situated executives of the peer group companies. The Compensation Committee approved time-vesting awards under the 2009 Plan as follows: Mr. Blocher, 39,941 restricted shares ($550,000); Mr. Dawson, 39,941 restricted shares ($550,000); and Mr. Smith, 41,757 restricted shares ($575,000). All awards are subject to a restricted common share award agreement that provides for ratable vesting under which one-fifth of the shares vest on each of the first through fifth anniversaries of the grant date.

As previously disclosed in last year’s proxy statement, a performance-based restricted share award of $1,000,000 was made to Mr. Donatelli on February 25, 2013 in lieu of his short-term incentive award for the 2012 plan year. This award will vest based on the performance of the Company measured over a two-year (2013 and 2014) period. Dividends on this award will accrue but will not be not paid until (and if) the shares vest. The amount of the award that will vest will be determined based on the performance of the Company’s annualized total shareholder return relative to the MSCI US REIT Index (“RMS”). If the performance level is between two of these identified levels of performance (i.e., between threshold and target or between target and maximum), the actual amount of the award that vests is “interpolated” using the two identified levels of performance. The specific performance measures are as follows:

	Threshold	Target	Maximum
Annualized Total Shareholder Return(1) vs. RMS	-300 bps	0 bps	+300 bps
Percent of Award Vesting	33%	66%	100%

(1)	For purposes of this award, annualized total shareholder return takes into account share price appreciation, assumes all dividends are reinvested in common shares of the Company, and uses the average of the closing prices of the Company’s common shares over the 20 trading days prior to each applicable measurement date.

The Compensation Committee determined to provide Mr. Donatelli with a larger long-term performance-based equity-based award (in lieu of a short-term incentive award for 2012) in order to more closely align his interests with those of the Company’s shareholders by tying the vesting of this award to relative shareholder return (i.e., the Company’s annualized total shareholder return compared to the RMS).

In accordance with SEC guidance, details of the restricted share awards for the 2012 plan year (which were granted in February 2013) are included in the 2013 Summary Compensation Table on page 37 and the Grants of Plan-Based Awards on page 38.

New Long-Term Incentive Award Program (for Awards Made for the 2013 Plan Year and Thereafter). We believe that our updated strategic and capital plan, which was announced in January 2013, is transformational, both in terms of the nature and geographic focus of our portfolio, and in terms of our organizational structure to manage the portfolio. While we are focused on executing these strategic initiatives, we have and will continue to focus on operating metrics that demonstrate year-over-year improvement in net operating income, re-leasing rates and occupancy. However, because one of the goals of our strategic and capital plan is to achieve investment-grade credit metrics over time, we recognize that certain traditional financial metrics, such as Core FFO per share, may not accurately reflect the beneficial effects of de-leveraging concurrently with the improvement in operating performance or the impact due to the change in our asset mix. To this end, the Compensation Committee and the Board felt that the best way to align the Company’s strategy with the executive long-term incentive compensation was to tie the awards directly to the appreciation in the value of the Company’s equity.

As such, in April 2013, in order to better align our long-term compensation with our updated strategic and capital plan, as well as to align such compensation with creating long-term shareholder value, the Compensation Committee, in consultation with FPL, adopted a new program for granting long-term incentive awards (the “LTI Program”), which awards will be granted under the 2009 Plan. Under the LTI Program, for each fiscal year covered by the program, participants’ annual long-term incentive awards will be broken into two parts, each of which will be made in the first quarter of the following fiscal year (with the first award under the LTI Program made in February 2014): (i) 40% of the award will be fixed based on the aggregate target amount of the award; and (ii) the balance of the award will be determined based on performance metrics set annually by the Compensation Committee. Once awarded (upon achieving the performance metrics, if applicable), the long-term incentive awards will be made in the form of restricted shares that vest in equal installments over a three-year period. Since the performance-based component of the award is not made unless and until the performance metrics have been met, dividends will not be paid on any unearned performance-based restricted shares. Only after achieving the performance metrics will dividends be paid on the awarded restricted shares. The number of shares awarded to each individual will be determined by dividing the dollar amount of the award by the closing price of our common shares on the New York Stock Exchange on the date of the grant.

The levels of performance (threshold, target and stretch) required to be achieved for participants in the program, are set by the Compensation Committee annually (in the first quarter of each applicable year). For the 2013 plan year (which awards were made in the first quarter of 2014), performance was measured over a one-year period. For the 2014 plan year (which awards will be made in the first quarter of 2015), performance will be measured over a two-year period. For all subsequent years, performance will be measured over a three-year period. In each case, as discussed above, subsequent vesting over a three-year period is required to enhance the retention aspect of the LTI Program. A visual illustration of the performance-based portion of the LTI Program is provided below.

	2013	Q1 2014	Q1 2015	Q1 2016	Q1 2017	Q1 2018	Q1 2019
2013 Plan	1 Yr. Performance Period	Granted if earned	1/3 vest if earned	1/3 vest if earned	1/3 vest if earned

2014 Plan	2 Yr. Performance Period		Granted if earned	1/3 vest if earned	1/3 vest if earned	1/3 vest if earned

2015 Plan	3 Yr. Performance Period			Granted if earned	1/3 vest if earned	1/3 vest if earned	1/3 vest if earned

At the same time that the threshold, target and stretch levels of performance are set by the Compensation Committee, the Compensation Committee will review and establish the aggregate amount of the target long-term incentive award under the LTI Program for each of the executive officers for the coming year. For the 2013 plan year, the Compensation Committee approved the following target amounts for the long-term incentive awards for the named executive officers:

	Aggregate Amount of	Fixed Portion of LTI Award (40% of Aggregate	Performance Portion of LTI Award

Position	Target LTI Award	Target LTI)	Threshold	Target	Stretch
Douglas Donatelli	$1,100,000	$440,000	$330,000	$660,000	$990,000
Andrew Blocher	$550,000	$220,000	$165,000	$330,000	$495,000
Nicholas Smith	$575,000	$230,000	$172,500	$345,000	$517,500
James Dawson(1)	$550,000	$220,000	$165,000	$330,000	$495,000

(1)	Mr. Dawson was not eligible for long-term incentive compensation for the 2013 plan year because he separated from the Company in October 2013.

For the 2013 plan year, the number of restricted shares granted pursuant to the performance component of the annual award were determined based on achievement of the following performance metrics in the 2013 fiscal year:

Performance Metrics	Award Weighting	Threshold	Target	Stretch	Actual Performance
Relative Shareholder Return — Total Shareholder Return(1) vs. RMS	50%	-300 bps	0 bps	+300 bps	-412 bps
Absolute Total Shareholder Return(1)	50%	7.00%	10.00%	13.00%	-1.65%

Percent of Performance Portion of Award Earned		50%	100%	150%	0%

(1)	Total return takes into account both share price appreciation and assumes all dividends are reinvested in common shares of the Company.

If the performance level is between two of these identified levels of performance (i.e., between threshold and target or between target and stretch), the actual amount of the award that is earned will be “interpolated” using the two identified levels of performance. If performance falls below the threshold requirements, no awards will be earned under this portion of the LTI Program.

We believe that relative shareholder return and absolute total shareholder return are appropriate metrics to use for rewarding long-term performance. The relative shareholder return metric reflects how well we have performed for our shareholders as compared to the RMS, which is a widely used and accepted index that reflects the performance of the REIT sector as a whole. Absolute total shareholder return measures value created for our shareholders regardless of the performance of the REIT sector as a whole.

In February 2014, in evaluating the performance component of the proposed annual award for the 2013 plan year, based on actual 2013 Relative Shareholder Return and Absolute Total Shareholder Return, the Compensation Committee determined that none of the levels of performance (threshold, target or stretch) pursuant to the performance metrics set forth in the table above had been achieved. As such, the Compensation Committee did not award any restricted shares to the named executive officers pursuant to the performance component of the annual award under the LTI Program for the 2013 plan year. Therefore, in accordance with the terms of the LTI Program, each named executive officer received only the fixed portion of their long-term incentive award for the 2013 plan year. The following table shows the potential payout at the target amount of long-term incentive award under the LTI Program for the 2013 plan year, and the actual amount of the long-term incentive awards for the 2013 plan year (based on 2013 results, as measured over a one-year period) for each of the named executive officers:

		Actual Payout on Fixed
Position	Potential Payout at Target LTI Award	Portion of LTI Award (40% of Aggregate Target LTI)	Actual Payout on Performance Portion of LTI Award (Performance Levels Not Achieved)
			Threshold	Target	Stretch
Douglas Donatelli	$1,100,000	$440,000	—	—	—
Andrew Blocher	$550,000	$220,000	—	—	—
Nicholas Smith	$575,000	$230,000	—	—	—
James Dawson(1)	$550,000	—	—	—	—

(1)	Mr. Dawson was not eligible for long-term incentive compensation for the 2013 plan year because he separated from the Company in October 2013.

In accordance with SEC guidance, details of the restricted shares granted pursuant to the long-term incentive awards for the 2013 plan year (which were granted in February 2014) are not included in the 2013 Summary Compensation Table on page 37 or the Grants of Plan-Based Awards on page 38, but will be included, as required, in our 2015 proxy statement.

Other Elements of Compensation

Retirement and Other Benefits

Benefits are established based upon a determination of what is needed to aid in attracting and retaining a talented and motivated work force. The Compensation Committee does not view benefits and perquisites for the executive officers as a key component of our executive officer compensation program. The named executive officers participate in benefit plans on substantially the same terms as our other participating employees and their total value remains a negligible percentage of each executive officer’s total compensation package.

We provide no perquisites or other personal benefits to the named executive officers that are not available to all employees of the Company. We provide the following benefits to all employees of the Company: medical and dental insurance, parking at our corporate offices or public transportation credit, 401(k) employer match and group life insurance premiums. Under our tax-qualified 401(k) plan, we make a matching contribution on behalf of each participant equal to the first 6% of compensation contributed to the plan by the participant up to the federally mandated maximum. The named executive officers may participate in the plan on substantially the same terms as our other participating employees. We do not maintain any defined benefit or supplemental retirement plans.

The Compensation Committee periodically reviews the levels of perquisites and other personal benefits provided to the named executive officers and may revise, amend or add to the benefits and perquisites made available to the named executive officers in the future if it deems advisable.

Severance Benefits Payable Upon Termination of Employment or a Change in Control

In order to achieve our compensation objective of attracting, retaining and motivating qualified executives, we believe that we need to provide certain of the named executive officers with severance protection. In conjunction with our initial public offering in 2003, the Company entered into employment and non-compete agreements with three of the named executive officers discussed in this section, Douglas J. Donatelli, Nicholas R. Smith and James H. Dawson. This was done to encourage the executive management team to remain in place and also to provide severance protection to the executive management team that was taking the Company public. The terms of the employment agreements were reviewed by outside counsel for the Company and the underwriters, approved by the Board of Trustees, and publicly disclosed. Mr. Dawson separated from the Company in October 2013 and, in connection with his separation, received the amounts owed to him pursuant to his employment agreement, which was then terminated, as described below under “— Employment and Related Agreements — Severance Payments.”

The employment agreements provide that if payments become due as a result of a change in control and excise tax is imposed by the Internal Revenue Code of 1986, as amended (the “Code”), the Company is required to gross up payments to the executive for the amount of the excise tax plus the amount of income and other taxes due as a result of the gross up payment. The terms of and level of potential payments under the employment agreements are reviewed annually by the Compensation Committee in connection with the Section 280G calculation performed by Ernst & Young LLP and were reviewed in 2008 by Mercer (the Company’s former compensation consultant) and special legal counsel to the Compensation Committee. Following review, the employment agreements were amended in December 2008 to reflect the requirements of Section 409A of the Code, and the treasury regulations and related guidance promulgated thereunder, to provide additional flexibility with regard to organizational structure. Section 409A amendments included the following: (i) Section 2.1(c) of the employment agreements was amended to require that any release must be signed by the executive within a specific, not indefinite, period of time after the severance event; (ii) Section 2.1(c) was amended to disallow discretion for the Company or an executive to change between lump-sum and installment forms of severance; and (iii) a new Section 17 was added to show intent to comply with Section 409A, including a requirement that payment of severance that exceeds an amount specified under Section 409A ($510,000 as of December 31, 2013) be deferred for six months following termination of employment. Other amendments included the following: (i) Section 2.7(a)(i) was amended to include indictment for a felony in the definition of “for cause” termination; (ii) Section 2.7(a)(ii) was amended to delete the word “intentionally” in connection with an executive’s failure to substantially perform reasonably assigned material duties; (iii) Section 2.7(c) was amended to include a paragraph modifying the definition of “good reason” so that, in combination with language in Section 1.2, future corporate restructuring on the executive level is possible; and (iv) Section 3(a) of Exhibit B was amended to change the scope of non-competition agreements to include any additional locations in which the Company is doing business.

Pursuant to the offer letter agreement that the Company entered into with Andrew P. Blocher upon the commencement of his employment with the Company, Mr. Blocher is entitled to certain severance benefits based on the nature of his termination.

See “Employment and Related Agreements” below and “Potential Payments Upon Termination or a Change of Control” below for complete details of severance benefits payable to the named executive officers upon termination or change in control.

Share Ownership Guidelines

Ownership Requirements

Although our executive officers and trustees as a group have significant ownership interests in the Company, as shown in the “Share Ownership of Trustees and Executive Officers” table on page 15, the Board of Trustees adopted, as of January 1, 2012, share ownership guidelines for our CEO, executive vice presidents (whether or not they are named executive officers) and non-employee trustees (collectively, the “Participants”). Our Board of Trustees believes a meaningful financial stake in the Company by these individuals serves to align their interests with those of our stockholders. Our guidelines include the following ownership requirements:

Title	Minimum Ownership Requirement
Chief Executive Officer	4 times current base salary
Executive Vice President	2 times current base salary
Non-Employee Trustee	Aggregate cash value of equity awards for the last 4 years.

Eligible shares and share equivalents counted toward meeting the minimum ownership requirement include:

•	Common shares owned directly or indirectly;

•	Preferred shares owned directly or indirectly;

•	Time vested restricted common shares and share units;

•	Units of partnership interest in the Operating Partnership (“OP Units”), owned directly or indirectly; and

•	The in the money value of unexercised stock options, whether or not vested.

Current officers and trustees of the Company at the time the share ownership guidelines were adopted in January 2012 had two years to achieve the ownership requirement. Individuals subsequently subject to the guidelines, such as Mr. Robinson, who joined our Board in July 2013, have four years to achieve the ownership requirement. As of January 1, 2014, each of our officers and trustees subject to the guidelines has met his ownership requirement.

Pledging

In March 2013, the Board amended the share ownership guidelines to prohibit Participants from pledging common shares and OP Units for margin and other loans, except for pledges that were outstanding prior to March 1, 2013. In addition, Participants are strongly encouraged to reduce over time the number of common shares and OP Units that were subject to pledges outstanding prior to March 1, 2013.

Hedging Policy

In February 2014, the Board amended our Insider Trading Policy to clarify that our trustees, officers and directors are specifically prohibited from engaging in any of the following transactions: (i) hedging or monetization transactions involving our securities, including prepaid variable forward contracts, equity swaps, collars, and exchange funds; (ii) trading in options, puts, calls or other derivative instruments involving our securities; (iii) short sales of our securities; and (iv) purchasing our securities on margin.

Clawback Policy

In February 2014, the Board adopted a clawback policy to ensure that executive officers (and other Section 16 officers) are not unduly enriched in the event of a financial restatement. The clawback policy provides for the review and recoupment of performance-based compensation (including annual cash incentive/bonus awards (including short-term incentive awards) and all forms of equity-based compensation) awarded to or earned by covered officers if the Board determines that (i) a covered officer has engaged in fraud or willful misconduct that caused or otherwise contributed to the requirement for an accounting restatement of the Company’s financial statements due to noncompliance with any financial reporting requirement (other than a restatement due to a change in accounting rules) and (ii) the performance-based compensation would have been lower if it had been based on the restated results. In such event, the Board will, to the extent permitted by applicable law, seek recoupment from the applicable covered officer of any portion of such performance-based compensation as it deems appropriate after a review of all relevant facts and circumstances.

Evaluation of the Risk in Compensation Program

Management assesses the Company’s executive and other compensation and benefits programs to determine if the programs’ provisions and operations promote or create material risks. This risk assessment process includes a review of program policies and practices; program analysis to identify both risk and internal risk controls related to the programs; and determinations as to the sufficiency of risk identification, the balance of potential risk to potential reward, risk control, and the support of the programs and their risks to Company strategy. Although management reviewed all compensation programs, it focused on the Company’s compensation programs for officers and leasing personnel, who derive a significant portion of their compensation from commissions. Management’s assessment was presented to and discussed with the Compensation Committee.

Based on the foregoing, we do not believe that our compensation policies and practices create risks that are reasonably likely to have a material adverse effect on the Company. We also believe that our incentive compensation arrangements provide incentives that do not encourage risk-taking beyond the Company’s ability to effectively identify and manage significant risks, are compatible with effective internal controls and are supported by the oversight of the Compensation Committee with regard to executive compensation programs.

Tax Deductibility of Executive Compensation

In general, Section 162(m) of the Code places a limit on the amount of compensation that may be deducted annually on the Company’s tax return with respect to certain of its executive officers. Compensation paid pursuant to a plan which is performance-related, non-discretionary and has been approved by our shareholders is not subject to this limit. Our 2003 Plan and 2009 Plan are qualified so that performance-based restricted share awards granted to the executive officers are not subject to the compensation deduction limitations described above. Time-based awards are subject to the compensation deduction limitations. The Company has determined, however, that compensation paid to the Company’s executive officers by its Operating Partnership or a subsidiary of the Operating Partnership should not be subject to the deduction limit. Since we qualify as a REIT under the Internal Revenue Code and are generally not subject to federal income taxes, if compensation were required to (but did not) qualify for deduction under Section 162(m), the payment of compensation that fails to satisfy the requirements of Section 162(m) would not have a material adverse consequence to us, provided we continue to distribute 100% of our taxable income. If we make compensation payments subject to Section 162(m) limitations on deductibility, we may be required to make additional distributions to shareholders to comply with our REIT distribution requirements and eliminate our U.S. federal income tax liability or, alternatively, a larger portion of shareholder distributions that would otherwise have been treated as a return of capital may be subject to federal income tax expense as dividend income. Any such compensation allocated to our taxable REIT subsidiaries whose income is subject to federal income tax would result in an increase in income taxes due to the inability to deduct such compensation. Compensation paid to the Company’s executive officers by the Company in prior years either has been “performance based” (and deductible without regard to the Section 162(m) limit), or has entitled the Company to deductions that are below the Section 162(m) limit.

Summary Compensation Table

The following tables should be read in conjunction with the related footnotes and the “Compensation Discussion and Analysis” beginning on page 20. We summarize below the compensation paid or accrued for the fiscal year ended December 31, 2013 to each of our named executive officers:

Name & Principal Position	Year	Salary	Bonus(1)	Stock Awards(2)	Option Awards(3)	Non-Stock Incentive Plan Compensation(4)	Change in Pension Value and Nonqualified Deferred Compensation	All Other Compensation(5)	Total
Douglas Donatelli Chairman and CEO	2013	$575,000	$—	$1,000,000	$—	$762,633	$—	$123,567	$2,461,200
	2012	$535,000	$—	$800,000	$1,585,000	$—	$—	$182,376	$3,102,376
	2011	$475,000	$—	$649,994	$—	$150,000	$—	$176,233	$1,451,227

Andrew Blocher(6)	2013	$360,000	$—	$550,000	$—	$280,920	$—	$84,908	$1,275,828
EVP and Chief Financial Officer	2012	$83,836	$250,000	$1,028,103	$—	$200,000	$—	$18,294	$1,580,233

Nicholas Smith EVP and Chief Investment Officer	2013	$330,000	$—	$575,000	$—	$254,870	$—	$113,598	$1,273,468
	2012	$320,000	$—	$575,000	$—	$256,000	$—	$135,753	$1,286,753
	2011	$310,000	$—	$450,001	$—	$204,400	$—	$130,836	$1,095,237

James Dawson(7) EVP and Chief Operating Officer	2013	$320,000	$—	$550,000	$—	$—	$—	$1,831,058	$2,701,058
	2012	$310,000	$—	$550,000	$—	$229,400	$—	$139,311	$1,228,711
	2011	$300,000	$—	$425,002	$—	$221,000	$—	$131,359	$1,077,361

(1)	Discretionary or subjectively determined bonus payments to the named executive officers. Mr. Blocher’s bonus in 2012 was payable upon commencement of his employment with the Company on October 8, 2012.
(2)	In accordance with FASB ASC Topic 718, the amounts in this column reflect the aggregate grant date fair value of awards granted to our named executive officers during the relevant year based upon the probable outcome of performance conditions with respect to certain performance-based awards. Assumptions used in the calculation of these amounts are included in Footnote 17 to the Company’s audited financial statements for the year ended December 31, 2013, Footnote 16 to the Company’s audited financial statements for the year ended December 31, 2012 and Footnote 17 to the Company’s audited financial statement for the year ended December 31, 2011, included in the Company’s Annual Reports on Form 10-K filed with the SEC.
(3)	Mr. Donatelli was granted an option award for 500,000 common shares on January 10, 2012 that vests ratably over eight years. The Company did not grant any other options to named executive officers in 2013, 2012 or 2011. The Company calculates the grant date fair value of option awards using a Black-Scholes option-pricing model.
(4)	Short-term performance-based incentive awards paid in cash to the named executive officers in connection with the Company’s short-term non-equity incentive plan. For a discussion of the plan criteria, see “Compensation Discussion and Analysis — Components of Named Executive Officer Compensation — Short-Term Incentive Compensation” above.
(5)	This amount represents dividends earned on unvested restricted shares issued under the Company’s 2003 Plan and 2009 Plan, as well as the following other benefits provided to all employees of the Company: 401(k) employer matching contributions, parking at our corporate offices and group life insurance premiums.

Other Compensation for Mr. Dawson includes (i) a $572,000 cash severance payment and (ii) $1,104,284, which represents the fair value of restricted share awards for which vesting was accelerated pursuant to the terms of his employment agreement; but does not include the grant date fair value of the $550,000 restricted share award that he received in 2013, which was also accelerated pursuant to the terms of his employment agreement because it is already included in the Stock Awards column of this table. See “Employment and Related Agreements — Severance Payments.”

The following amounts were paid as dividends on unvested restricted shares during 2013: Mr. Donatelli, $89,944; Mr. Blocher, $60,909; Mr. Smith, $81,872; and Mr. Dawson, $58,210. See also “Option Exercises and Stock Vested” table on page 40.

(6)	Mr. Blocher joined the Company in October 2012; therefore, his 2012 salary represents the amount of base salary actually paid to him from October to December in 2012. See “Employment and Related Agreements — Blocher Offer Letter” for additional information regarding the amount of compensation paid to Mr. Blocher in 2012.
(7)	Mr. Dawson separated from the Company effective as of October 3, 2013.

Grants of Plan-Based Awards

The following table presents information regarding plan-based awards to the named executive officers during the fiscal year ended December 31, 2013.

	Grant Date	Estimated Possible Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Future Payouts Under Equity Incentive Plan Awards(2)			All Other Stock Awards: Number of Shares of Stock(3) (#)	Grant Date Fair Value of Stock and Option Awards(4) ($)
Name		Threshold ($)	Target ($)	Max ($)	Threshold (#)	Target (#)	Max (#)
Douglas Donatelli	2/25/13				85,556	122,222	158,889		1,000,000
	2/19/14	733,125	862,500	991,875
Andrew Blocher	2/19/13							39,941	550,000
	2/18/14	259,200	288,000	316,800
Nicholas Smith	2/19/13							41,757	575,000
	2/18/14	237,600	264,000	290,400
James Dawson	2/19/13							39,941	550,000

(1)	The amounts shown in these columns represent the range of potential payouts (threshold, target and stretch) under our short-term incentive compensation plan for our named executive officers for 2013 performance. Actual short-term incentive plan awards for Messrs. Donatelli, Blocher and Smith for the 2013 plan year were approved by the Compensation Committee on February 18, 2014 (and, in the case of the Chief Executive Officer, by the independent members of our Board of Trustees on February 19, 2014) and paid on March 7, 2014. The Company’s 2013 non-equity short-term incentive compensation plan provided for a threshold payout of 72% of base salary for Messrs. Blocher and Smith and 127.5% of base salary for Mr. Donatelli, a target payout of 80% of base salary for Messrs. Blocher and Smith and 150% of base salary for Mr. Donatelli, and a max payout of 88% of base salary for Messrs. Blocher and Smith and 172.5% of base salary for Mr. Donatelli (in each case assuming 100% achievement of departmental and individual goals, as applicable). The actual awards for 2013 performance, which were based on the achievement of the applicable performance criteria as discussed in our Compensation Discussion and Analysis, are shown in the Summary Compensation Table above and were as follows: Mr. Donatelli: $762,633 (Mr. Donatelli’s award under the short-term incentive compensation plan was $912,633, $762,633 of which was paid in cash (as a non-equity incentive award) and $150,000 of which was paid in restricted stock); Mr. Blocher: $280,920; and Mr. Smith: $254,870. For additional information, see “Compensation Discussion and Analysis — Components of Named Executive Officer Compensation — Short-Term Incentive Compensation” on page 29. Mr. Dawson was not eligible for short-term incentive compensation for 2013 because he separated from the Company in October 2013.
(2)	Represents the number of shares that may be earned if the Company meets certain financial performance goals pursuant to a performance-based restricted share award granted to Mr. Donatelli. See “Compensation Discussion and Analysis — Components of Named Executive Compensation — Long-Term Incentive Compensation” above for a discussion of these conditions. The vesting of restricted shares will accelerate based on the occurrence of certain other triggering events. See “Executive Compensation — Employment Agreements” below.
(3)	Represents time-vesting restricted share awards granted on February 19, 2013 for the 2012 plan year. See “Compensation Discussion and Analysis — Components of Named Executive Compensation — Long-Term Incentive Compensation” above for a discussion of these conditions. The vesting of restricted shares will accelerate based on the occurrence of certain other triggering events. See “Executive Compensation — Employment and Related Agreements” below.
(4)	Amounts represent the fair value of restricted share and option awards on the date of grant.

Outstanding Equity Awards at Fiscal Year End

The following table lists the unvested restricted common shares and unexercised options to purchase our common shares awarded to our named executive officers that were outstanding as of December 31, 2013. Performance-based restricted share awards are reflected in the table below at target payout amounts. No discount has been taken to reflect risk of forfeiture or restrictions on transferability.

	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units or Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested(1) ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested(1) ($)
Douglas Donatelli(2)	15,000	—	—	18.70	5/7/2014	—	—	—	—
	—	500,000	—	15.00	1/10/2022	—	—	—	—
						74,600	867,598	172,562	2,006,896
Andrew Blocher(3)	—	—	—			91,984	1,069,774	—	—
Nicholas Smith(4)	10,000	—	—	18.70	5/7/2014	—	—	—	—
						94,585	1,100,024	42,642	495,926
James Dawson	7,500	—	—	18.70	5/7/2014	—	—	—	—

(1)	Value is determined by multiplying the number of unvested restricted shares by $11.63, the closing sale price for our Common Shares on December 31, 2013, the last trading day of the year.
(2)	Unvested restricted shares vest in the following manner if the named executive officer remains employed with the Company: (1) 2007 Award: 1,941 shares were forfeited on January 1, 2014 as the Company did not meet certain performance criteria; (2) 2008 Award: 22,695 shares if the Company meets certain performance criteria, of which 11,348 were forfeited on March 17, 2014; (3) 2009 Award: 12,597 shares if the Company meets certain performance criteria; (4) 2010 Award: 6,054 shares which vested on February 23, 2014; and 24,218 shares if the Company meets certain performance criteria; (5) 2011 Award: 23,853 shares, of which 7,951 vested on February 22, 2014 and will vest ratably on each February 22 thereafter through 2016; (6) 2012 Award: 44,693 shares, of which 11,173 vested on February 14, 2014 and will vest ratably on each February 14 through 2017; and (7) 2013 Award; up to 111,111 shares will vest on January 1, 2015 if the Company meets certain performance criteria.
(3)	Unvested restricted shares vest in the following manner if the named executive officer remains employed with the Company: (1) 2012 Award: 52,043 shares, which will vest ratably from October 8, 2014 through October 8, 2015; and (2) 2013 Award: 39,941 shares of which 7,988 vested on February 19, 2014 and will vest ratably on each February 19 through 2018.
(4)	Unvested restricted shares vest in the following manner if the named executive officer remains employed with the Company: (1) 2007 Award: 1,443 shares that were forfeited on January 1, 2014 as the Company did not meet certain performance criteria; (2) 2008 Award: 15,712 shares if the Company meets certain performance criteria, of which 7,856 were forfeited on March 17, 2014; (3) 2009 Award: 8,721 shares if the Company meets certain performance criteria; (4) 2010 Award: 4,191 shares which vested on February 23, 2014; and 16,766 shares if the Company meets certain performance criteria; (5) 2011 Award: 16,514 shares, of which 5,055 vested on February 22, 2014 and will vest ratably on each February 22 thereafter through 2016; (6) 2012 Award: 32,123 shares, of which 8,031 vested on February 14, 2014 and will vest ratably on each February 14 through 2017; and (7) 2013 Award: 41,757 shares of which 8,351 vested on February 19, 2014 and will vest ratably on each February 19 through 2018.

Option Exercises and Stock Vested

The following table presents information concerning the exercise of share options, SARs and similar instruments and the vesting of share (including restricted shares, restricted share units and similar instruments) for the named executive officers during the fiscal year ended December 31, 2013.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(1)
Douglas Donatelli	—	—	37,776	$519,302
Andrew Blocher	—	—	26,021	$318,497
Nicholas Smith	—	—	26,448	$363,510
James Dawson	—	—	155,541	$1,953,266

(1)	Value is determined by multiplying the number of restricted shares by the closing sale price for our Common Shares on the dates of vesting.

Employment and Related Agreements

Employment Agreements

The Company entered into employment agreements with Douglas J. Donatelli, Nicholas R. Smith and James H. Dawson as of October 23, 2003, the date of the Company’s initial public offering. Mr. Dawson separated from the Company in October 2013 and, in connection with his separation, received the amounts owed to him pursuant to his employment agreement, which was then terminated, as described below under “— Employment and Related Agreements — Severance Payments.”

The employment agreements for Douglas J. Donatelli and Nicholas R. Smith were for an initial three-year term and provide for automatic renewal of two-year terms if not terminated by either party at least 90 days prior to the end of the applicable term. Messrs. Donatelli and Smith’s agreements automatically renewed for two years on October 23, 2012. The employment agreements provide that if a change in control occurs, the employment term will automatically be extended to the later of (i) the end of the existing employment term or (ii) the date that is equivalent to the automatic renewal term for the executive, unless the employment term is terminated sooner pursuant to the terms of the agreements.

The employment agreements are reviewed annually by the Compensation Committee and were reviewed in 2008 by the Company’s prior compensation consultant and special legal counsel to the Compensation Committee. The agreements were amended on December 19, 2008, primarily to reflect the requirements of current tax regulations, including Section 409 of the Internal Revenue Code (the “Code”), and to provide additional flexibility with respect to the organizational structure of the Company. The following describes the material terms of the employment agreements, as amended (hereinafter referred to as the “employment agreements”).

The employment agreements provide that each executive’s annual base salary is reviewed annually for appropriate increases by the Compensation Committee. Bonuses may be granted in the discretion of the Compensation Committee, and there is no limit on the bonus awardable to any executive in any given year. The agreements provide that the executive officers agree to devote substantially all of their business time to the Company’s operations.

The employment agreements permit the Company to terminate the executives’ employment with appropriate notice for or without “cause.” “Cause” is generally defined to mean:

•	the indictment for or conviction of, or a plea of guilty or nolo contendere to, a felony;

•	continual failure to substantially perform reasonably assigned material duties, which failure is materially and demonstrably detrimental to the Company and has continued for at least 30 days after written notice of demand for substantial performance has been provided;

•	willful misconduct in the performance of the executive’s duties; or

•	breach of any non-competition, non-disclosure or non-solicitation agreement in effect between the executive and the Company.

In addition, each executive has the right under his employment agreement to resign for “good reason.” “Good reason” is defined in the employment agreement to include any of the following events or conditions, provided (i) the executive has notified the Company in writing of the existence of such an event or condition within ninety (90) days of the initial existence of the event or condition and (ii) the Company has not remedied the event or condition within thirty (30) days of its receipt of the executive’s notice: a substantial reduction in base salary, a demotion, a material reduction in duties, the executive being based at a location other than the Washington, D.C. metropolitan area, non-renewal of the employment agreement, or any material breach of the employment agreement by the Company. Notwithstanding the preceding, a demotion, material reduction in duties, and material breach of the employment agreement shall not include an executive restructuring approved by the Board of Trustees the result of which the executive is not a direct report of the chief executive officer, provided that any person to whom the executive shall be required to report shall be a direct report of the chief executive officer. Resignation for “good reason” entitles the executive to receive the benefits described below.

The employment agreements referred to above provide that the executive officers will be eligible to receive the same benefits, including participation in the Company’s retirement and benefit plans to the same extent as other similarly situated employees, and such other benefits as are commensurate with their position. Participation in employee benefit plans will be subject to the terms of said benefit plans as in effect from time to time.

When the executive’s employment ends for any reason, the Company will pay accrued and unpaid salary, bonuses and benefits already determined, and other existing obligations. In addition, if the Company terminates Douglas J. Donatelli’s or Nicholas R. Smith’s employment without cause or if the executive resigns for good reason, the Company will be obligated to pay the executive (i) severance equal to two times the executive’s base salary, payable in equal installments over the 24-month period after the executive’s termination of employment, (ii) a pro ration of the executive’s Incentive Pay (as defined below) for the fiscal year of his termination, and (iii) payment of premiums for group health coverage during the 24-month period after termination of employment or we may elect to pay cash in lieu of such coverage in an amount equal to the after-tax cost of continuing such coverage if the coverage cannot be continued. If the executive is terminated on account of death or disability, the executive will receive a pro ration of his Incentive Pay that covers the fiscal year of his termination. In addition, for each of the executives, in the event the Company terminates his employment other than for cause, on account of the executive’s disability or death, or by the executive for good reason, all of the executive’s outstanding options, restricted shares and other equity rights will become fully vested and/or exercisable, as applicable, and all outstanding options and other equity rights that have an exercise period will remain exercisable for the shorter of (i) the remaining term of the option or equity right, or (ii) five years from the effective date of such termination. To receive the severance, the executive must execute a release of claims. An executive’s incentive pay (“Incentive Pay”) is the greater of (i) the maximum incentive bonus for which the executive was eligible during the period that includes the executive’s date of termination or (ii) the highest aggregate bonus or incentive payment paid to the executive during any of the three calendar years prior to the executive’s termination date. Notwithstanding the foregoing, if at termination of employment an executive is considered a Specified Employee within the meaning of Section 409A of the Code, benefits that are to be paid upon termination of employment may not commence earlier than six months after the date of such termination of employment. Any benefits which would otherwise be paid to the executive within the first six months will be accumulated and paid to the executive in a lump sum on the first day of the seventh month following the termination of employment.

In the event of a change in control, all outstanding options, restricted shares and other equity rights will become fully vested and exercisable for each executive officer. In the event of a change in control, Douglas J. Donatelli will be entitled to enhanced severance benefits irrespective of when his employment terminates if his employment terminates by the Company without cause or by him for good reason after the change in control. Nicholas R. Smith will be entitled to enhanced severance benefits if, within the two-year period after a change in control occurs, his employment is terminated without cause or he terminates on account of good reason. In addition, Douglas J. Donatelli and Nicholas R. Smith will be entitled to enhanced severance benefits if they are terminated prior to a change in control, if their employment terminates (i) within the six-month period prior to a change in control or (ii) after the commencement of the Company’s negotiations with a third party that ultimately results in a change in control, provided the change in control occurs within 12 months of the executive’s termination. Douglas J. Donatelli and Nicholas R. Smith will also be entitled to enhanced severance benefits if they resign for any reason during the one-month period that begins after the first anniversary of the change in control. The change in control severance benefits payable to Douglas J. Donatelli and Nicholas R. Smith are as follows: (i) lump sum severance payment equal to three times the executive’s base salary, (ii) lump sum severance payment equal to three times the executive’s Incentive Pay, (iii) a pro ration of the executive’s Incentive Pay for the fiscal year of his termination, (iv) all outstanding options and other equity rights with an exercise period will remain exercisable for the shorter of (A) the remaining term of the award, or (B) five years from the effective date of the termination following such change in control and (v) payment of premiums for group health coverage during the 36-month period after termination of employment or the Company may elect to pay cash in lieu of such coverage in an amount equal to the after-tax cost of continuing such coverage if the coverage cannot be continued. To receive the enhanced severance, each executive must execute a release of claims. In general terms, a change of control occurs:

•	if a person, entity or affiliated group (with certain exceptions) acquires more than 50% of the Company’s then outstanding voting securities;

•	if we merge into another entity unless the holders of the Company’s voting shares immediately prior to the merger have at least 50% of the combined voting power of the securities in the merged entity or its parent;

•	if we sell or dispose of all or substantially all of the Company’s assets;

•	if we are liquidated or dissolved; or

•	if after the effective date of the employment agreement, new trustees are subsequently elected to the Company’s Board and such trustees constitute a majority of the Company’s Board and have been members of the Company’s Board for less than two years (with certain exceptions).

If payments become due as a result of a change in control and the excise tax imposed by Internal Revenue Code Section 4999 applies, the terms of the employment agreements require the Company to gross up payments to the executive for the amount of this excise tax plus the amount of income and other taxes due as a result of the gross up payment, which is referred to as the 280G Gross Up in the table for Payments Due Upon Change in Control and Termination. Notwithstanding the foregoing, if at termination of employment an executive is considered a Specified Employee within the meaning of Section 409A of the Code, benefits that are to be paid upon termination of employment may not commence earlier than six months after the date of such termination of employment. Any benefits which would otherwise be paid to the executive within the first six months will be accumulated and paid to the executive in a lump sum on the first day of the seventh month following the termination of employment.

In connection with the employment agreements, each executive was required to execute a non-competition, confidentiality and non-solicitation agreement. This agreement provides that for the one-year period after termination of an executive’s employment for any reason, the executive will not compete with the Company by working with or investing in any business or enterprise which acquires, operates or develops industrial or flex properties within Maryland, Virginia, Washington, D.C., West Virginia and any other state or commonwealth in which the Company is doing business or has determined to do business at the date of termination. This agreement also provides that for the one-year period after termination of the executive’s employment for any reason the executive will not solicit any of the Company’s operating partnership’s principal customers, encourage any of the Company’s principal customers to reduce its patronage of the Company, or solicit or hire any of the Company’s employees.

Blocher Offer Letter

Andrew P. Blocher joined the Company in October 2012 as Executive Vice President and Chief Financial Officer. The Company and Mr. Blocher did not enter into an employment agreement and his employment is on an “at-will” basis. Pursuant to the offer letter between the Company and Mr. Blocher, Mr. Blocher received an annual base salary of $360,000, which was reviewed and increased in March 2014, and participates in the Company’s short-term and long-term incentive plans, subject to satisfactory performance. In addition, Mr. Blocher is eligible to participate in the Company’s retirement and other benefit plans on the same terms as all other Company employees. Upon the commencement of his employment, Mr. Blocher also received a one-time grant of 78,064 restricted common shares that vest ratably over a three-year period from the date of grant.

In the event of a termination of his employment, Mr. Blocher will be entitled to certain severance benefits based on the nature of his termination. If his employment is terminated by the Company without cause or by him for good reason, Mr. Blocher will be entitled to receive:

•	an amount equal to the sum of his highest annual base salary paid and highest annual bonus achieved in the prior three years;

•	acceleration of unvested equity awards and a period of three years to exercise any vested share options (unless they sooner expire);

•	one year of COBRA coverage (if elected); and

•	if the termination is by the Company without cause, outplacement assistance for up to one year.

In the event of a change in control of the Company, if Mr. Blocher is terminated by the Company without cause or if he resigns for good reason within 12 months of the change in control, he will be entitled to receive:

•	an amount equal to two times the sum of his highest annual base salary paid and highest annual bonus achieved in the prior three years;

•	acceleration of unvested equity awards and a period of three years to exercise his vested share options (unless they sooner expire);

•	two years of COBRA coverage (if elected);

•	outplacement assistance for up to one year; and

•	gross-up of any excise taxes payable by him as a result of the severance payment, as well as income or other taxes due as a result of such gross-up payment.

If Mr. Blocher is terminated by the Company for cause or terminates his employment without good reason, he will immediately forfeit any unvested equity awards and, in the case of a termination for cause, the right to exercise any vested share options (in the case of a termination by him without good reason, he will have a one-year period in which to exercise vested share options (unless they sooner expire)). If Mr. Blocher dies or becomes disabled, he (or his estate, as the case may be) will receive (i) acceleration of any unvested equity awards and a period of three years to exercise his vested share options (unless they sooner expire), and (ii) one year of COBRA coverage (if elected). Finally, if Mr. Blocher retires (meaning that he resigns after the age of 58), he will be entitled to receive acceleration of 50% his unvested equity awards if he retires before age 62, 75% his unvested equity awards if he retires before age 65, or 100% his unvested equity awards if he retires after age 65, as well as a period of one year to exercise his vested share options (unless they sooner expire).

Payment of any of the foregoing severance benefits is conditioned on the execution by Mr. Blocher of a release and waiver of all claims arising from his employment or termination.

Pursuant to the terms of the Offer Letter, “cause,” “change in control” and “good reason” have the following meanings. “Cause” is defined as: (i) indictment or conviction of or a plea of guilty or nolo contendere for the commission of a felony; (ii) commission of one or more acts involving moral turpitude; (iii) misappropriation of any assets of the Company; or (iv) misconduct which is materially injurious to the Company and/or its employees, officers and the trustees. “Good reason” generally means the occurrence of any of the following unless Mr. Blocher has consented in writing thereto or the event is cured by the Company within 30 days: (i) any material reduction in base salary; and (ii) any relocation of the Company’s headquarters or Mr. Blocher’s primary employment from the Washington, D.C. metropolitan area or more than 50 miles from the Company’s headquarters in Bethesda, Maryland. A “change in control” generally means the occurrence of any one of the following events: (i) approval by shareholders of the Company of (a) any merger in which the Company is not the surviving entity, other than a merger in which common shareholders of the Company immediately prior to the merger have substantially the same proportionate ownership of common shares of the surviving entity immediately after the merger as immediately before, or (b) a sale, lease, exchange or other transfer (in one transaction or a series of related transactions) of all or substantially all the assets of the company; (ii) a change in the majority of members of the Board of Trustees within a 24-month period unless the election or nomination for election by the Company shareholders of each new trustee was approved by two-thirds of the trustees who were in office at the beginning of the 24-month period; (iii) if a person, entity or affiliated group (with certain exceptions) acquires more than 50% of the Company’s then outstanding shares; and (iv) we merge into another entity and are the surviving entity but, immediately after the merger, the shareholders of the Company immediately prior to the merger do not hold more than 50% of the voting securities of the combined company.

Severance Payments

In September 2013, the Company provided notice to James H. Dawson, former Executive Vice President and Chief Operating Officer, that he would no longer serve as the Company’s Chief Operating Officer and his last day of employment with the Company was October 3, 2013. In connection with his separation from the Company, Mr. Dawson was entitled to receive the amounts owed to him pursuant to Section 2.1(c) of his employment agreement, including the accelerated vesting of certain restricted share and option awards, provided that Mr. Dawson executed a general release in accordance with the terms of his employment agreement. Upon his separation from the Company, and in accordance with the terms of his employment agreement, Mr. Dawson received: (i) severance based on his then-in effect base salary equal to $320,000, payable in equal installments over the 12-month period after his termination of employment, net of required withholdings and taxes and any amounts owed by him to the Company; (ii) accelerated vesting of share awards valued at $1,654,854; (iii) non-equity incentive compensation of $240,000; (iv) a $12,000 auto allowance; and (v) payment of premiums for continued group medical and dental coverage through COBRA for 12 months following his termination date. In addition, Mr. Dawson retained his company-issued mobile devices (without the corresponding maintenance, calling, and data plans).

Potential Payments Upon Termination or a Change in Control

The following tables represent the payments due to the Company’s named executive officers as of December 31, 2013 in the event termination or change in control payments would have been triggered under Messrs. Donatelli and Smith’s employment agreements, and to Mr. Blocher under his offer letter. In 2013, Mr. Dawson received the payments described above under “— Employment and Related Agreements — Severance Payments” pursuant to his employment agreement, which was terminated in connection with his separation from the Company in October 2013, and, as a result, is not presented in the tables below.

For further information on the terms of the employment and related agreements for the named executive officers, see “Executive Compensation — Employment and Related Agreements” above and also the actual employment agreements and the amendment thereto and the offer letter for Mr. Blocher, all of which are incorporated by reference as exhibits to our Annual Report on Form 10-K for the year ended December 31, 2013.

Payments Due Upon Termination Without Cause or Resignation for Good Reason

Name	Salary(1) ($)	Share Awards(2) ($)	Option Awards(3) ($)	Non-Equity Incentive Plan Compensation Pro-Rata(1) ($)	All Other Compensation(4) ($)	Benefits(1) ($)	Total ($)
Douglas Donatelli	1,150,000	2,874,494	2,204,029	991,875	47,917	25,7632	7,294,078
Nicholas Smith	660,000	1,595,950	51,705	320,000	27,500	20,627	2,675,782
Andrew Blocher	360,000	1,069,774	—	280,920	—	16,427	1,727,121

(1)	Pursuant to the employment agreements of Messrs. Donatelli and Smith, cash amounts set forth under the “Salary” and “Non-Equity Incentive Plan Compensation” columns and premium payments for benefits are payable in 24 monthly installments following termination without cause or resignation for good reason. Under Mr. Blocher’s offer letter, cash amounts set forth under the “Salary” and “Non-Equity Incentive Plan Compensation” columns and premium payments for benefits are payable in a lump sum, following termination without cause or resignation for good reason.
(2)	The value of all unvested restricted shares is based on the number of shares that would vest upon termination multiplied by $11.63, the closing price of our Common Shares on December 31, 2013, the last trading day of the year.
(3)	Pursuant to the employment agreements of Messrs. Donatelli and Smith, any outstanding options vest and become fully exercisable, and each such option remains exercisable for the shorter of (i) the remaining term of the option, or (ii) five years after termination. Pursuant to Mr. Blocher’s offer letter, any outstanding options vest and become fully exercisable, and he has three years to exercise options after termination

(4)	Under the employment agreements of Messrs. Donatelli and Smith, the Company must provide at least thirty days written notice prior to a termination without cause. Amounts in this column represent payments of base salary and benefits during that period. No notice period is required under Mr. Blocher’s offer letter.

Payments Due Upon Termination Due to Disability

Name	Salary ($)	Share Awards(1) ($)	Option Awards(2) ($)	Non-Equity Incentive Plan Compensation Pro-Rata(3) ($)	All Other Compensation ($)	Benefits(4) ($)	Total ($)
Douglas Donatelli	—	2,874,494	2,204,029	991,875	—	—	6,070,398
Nicholas Smith	—	1,595,950	51,705	320,000	—	—	1,967,655
Andrew Blocher	—	1,069,774	—	—	—	16,427	1,086,201

(1)	The value of all unvested restricted shares is based on the number of shares that would vest upon termination multiplied by $11.63, the closing price of our Common Shares on December 31, 2013, the last trading day of the year.
(2)	Pursuant to the employment agreements of Messrs. Donatelli and Smith, any outstanding options vest and become fully exercisable, and each such option remains exercisable for the shorter of (i) the remaining term of the option, or (ii) five years after termination. Pursuant to Mr. Blocher’s offer letter, any outstanding options vest and become fully exercisable, and he has three years to exercise options after termination
(3)	Pursuant to the employment agreements of Messrs. Donatelli and Smith, cash amounts set forth under the “Non-Equity Incentive Plan Compensation” column are payable in 24 monthly installments following termination due to disability.

Pursuant to Mr. Blocher’s offer letter, no cash amounts are due for “Non-Equity Incentive Plan Compensation” following termination due to disability.

(4)	Under the terms of the employment agreements of Messrs. Donatelli and Smith, no payments are due for benefits. Under the terms of Mr. Blocher’s offer letter. Mr. Blocher is entitled to a payment equal to one year of COBRA coverage for his existing medical plan.

Payments Due Upon Termination Due to Death

Name	Salary ($)	Share Awards(1) ($)	Option Awards(2) ($)	Non-Equity Incentive Plan Compensation Pro-Rata(3) ($)	All Other Compensation ($)	Benefits(4) ($)	Total ($)
Douglas Donatelli	—	2,874,494	2,204,029	991,875	—	—	6,070,398
Nicholas Smith	—	1,595,950	51,705	320,000	—	—	1,967,655
Andrew Blocher	—	1,069,774	—	—	—	16,427	1,086,201

(1)	The value of all unvested restricted shares is based on the number of shares that would vest upon termination multiplied by $11.63, the closing price of our Common Shares on December 31, 2013, the last trading day of the year.
(2)	Pursuant to the employment agreements of Messrs. Donatelli and Smith, any outstanding options vest and become fully exercisable, and each such option remains exercisable for the shorter of (i) the remaining term of the option, or (ii) five years after termination. Pursuant to Mr. Blocher’s offer letter, any outstanding options vest and become fully exercisable, and he has three years to exercise options after termination
(3)	Pursuant to the employment agreements of Messrs. Donatelli and Smith, cash amounts set forth under the “Non-Equity Incentive Plan Compensation” column are payable in 24 monthly installments following termination due to death.

Pursuant to Mr. Blocher’s offer letter, no cash amounts are due to Mr. Blocher for “Non-Equity Incentive Plan Compensation” following termination due to death.

(4)	Under the terms of the employment agreements of Messrs. Donatelli and Smith, no payments are due for benefits. Under the terms of Mr. Blocher’s offer letter, Mr. Blocher is entitled to a payment equal to one year of COBRA coverage for his existing medical plan.

Payments Due Upon Change in Control and Termination

Name	Salary(1) ($)	Share Awards ($)	Option Awards(2) ($)	Non-Equity Incentive Plan Compensation- Severance(1)(3) ($)	Non-Equity Incentive Plan Compensation- Pro-Rata(3) ($)	All Other Compensation (Notice Period) ($)(4)	Benefits ($)(5)	Cost of 280G Gross Up ($)(6)	Total ($)
Douglas Donatelli	1,725,000	2,874,494	2,204,029	2,975,625	991,875	97,221	49,282	4,256,315	15,173,841
Nicholas Smith	990,000	1,595,950	51,705	960,000	320,000	56,421	39,691	1,228,974	5,242,741
Andrew Blocher	720,000	1,069,774	—	561,840	—	61,878	32,854	—	2,446,346

(1)	Pursuant to the employment agreements of Messrs. Donatelli and Smith, cash amounts set forth under the “Salary” and “Non-Equity Incentive Plan Compensation” columns are payable, subject to Section 409 of the Code in equal bi-weekly installments following the change in control (“CIC”). Pursuant to Mr. Blocher’s offer letter, these amounts are payable in a lump sum. Other than amounts included in the column “Cost of 280G Gross Up,” the total amount set forth above does not include reimbursement of any excise tax that may be triggered under a CIC. The value of all unvested restricted shares is based on the number of shares that would vest upon termination multiplied by $11.63, the closing price of our Common Shares on December 31, 2013, the last trading day of the year.
(2)	Pursuant to the employment agreements of Messrs. Donatelli and Smith, any outstanding options vest and become fully exercisable, and each such option remains exercisable for the shorter of (i) the remaining term of the option, or (ii) five years after termination. Pursuant to Mr. Blocher’s offer letter, any outstanding options vest and become fully exercisable, and he has three years to exercise options after termination
(3)	As defined in the employment agreements of Messrs. Donatelli and Smith, incentive pay is defined as the greater of (i) the maximum cash incentive bonus for which the executive was eligible during the period that includes the termination date, or (ii) the highest aggregate cash bonus paid to the executive during any of the three calendar years prior to the executive’s termination date. Under the terms of Mr. Blocher’s offer letter, he would be eligible for a payment equal to two times the highest annual bonus earned by him in the prior three-year period. The dollar amounts set forth under “Non-Equity Incentive Plan Compensation” assume, for purposes of this calculation, that Mr. Donatelli’s maximum cash incentive bonus for which he was eligible during 2013 was equal to his Stretch award under the short-term incentive compensation plan, or 172.5% of his base salary; Mr. Blocher’s highest annual bonus achieved in the prior three years (or portion thereof, as applicable) was equal to his award under the short-term incentive compensation plan for the 2013 plan year ($280,920); and that Mr. Smith’s maximum cash incentive bonuses for which he was eligible during 2013 was equal to his Stretch award under the short-term incentive compensation plan, or 88% of his base salary.
(4)	Under the terms of the employment agreements of Messrs. Donatelli and Smith and Mr. Blocher’s offer letter, upon a change of control, the Company must provide at least sixty days written notice prior to a termination without cause. Amounts in this column represent payments of salary and benefits during that period. Under the terms of his offer letter, Mr. Blocher also is eligible for an outplacement allowance of $15,000, which is included in this column.
(5)	Under the terms of the employment agreements of Messrs. Donatelli and Smith and Mr. Blocher’s offer letter, payments for medical coverage are due for varying time periods following a change in control. Amounts in this column represent payments for benefits during the severance period.
(6)	The following assumptions were made in calculating the amounts in this column: the Company’s fiscal year begins on January 1, 2013; the Company undergoes a CIC on December 31, 2013 (the “CIC Date”); each of the named executive officer’s employment is terminated on the CIC Date for other than cause; the Company’s share price on the CIC Date is $11.63; it can be established that any share options and restricted shares granted less than 12 months prior to the CIC Date were not contingent on a CIC; and the following tax rates apply: excise tax rate of 20%, federal tax rate of 39.6%, Maryland state tax rate of 5.50% (plus 3.2% tax rate for Montgomery County residents), Virginia state tax rate of 5.75%, and a Medicare tax rate of 2.35%.

EQUITY COMPENSATION PLAN INFORMATION

The following table sets forth information as of December 31, 2013 with respect to the 2009 Plan under which equity securities of the Company are authorized for issuance. The Company has no equity compensation plans that were not approved by its security holders.

Plan Category	Number of Securities to Be Issued upon Exercise of Outstanding Options, Warrants and Rights(1)	Weighted Average Exercise Price of Outstanding Options, Warrants and Rights	Number of Securities Remaining Available for Future Issuance under Equity Compensation Plans
Equity compensation plans approved by security holders	1,089,292	$15.83	3,375,315
Equity compensation plans not approved by security holders	N/A	N/A	N/A
Total	1,089,292	$15.83	3,375,315

(1)	There are no outstanding warrants or rights.

PROPOSAL 3: ADVISORY VOTE ON EXECUTIVE COMPENSATION

We are providing our shareholders an opportunity to indicate whether they support the compensation of our named executive officers, as described in this proxy statement. This advisory vote, commonly referred to as “say on pay,” is not intended to address any specific item of compensation, but instead relates to the Compensation Discussion and Analysis beginning on page 20, the tabular disclosures regarding our named executive officers’ compensation (as set forth in this proxy statement), and the narrative disclosure accompanying the tabular presentation. We believe these disclosures allow you to view the trends in our executive compensation program and the application of our compensation philosophies and policies for the years presented.

First Potomac Realty Trust is proud of its record of transparency and good governance with regard to pay practices. We have consistently linked pay to performance with an emphasis on a short- and long-term compensation package that is primarily based on the achievement of multiple annual goals (see discussion beginning on page 30), thus providing for accountability and encouraging an ownership perspective among our executive officers that closely aligns the executive officers’ interests with creating long-term shareholder value. We do not participate in problematic pay practices such as repricing of underwater share options or excess perquisites or practices that incentivize excessive risk-taking, such as multi-year bonuses or supplemental pensions. Our executive pay practices and philosophy have been developed with the assistance of an outside consultant and we actively monitor our compensation practices in light of the industry in which we operate, the practices of our peer group and the marketplace for executive talent in which we compete. We are focused on attracting and retaining a highly qualified executive team. We believe that our shareholders are best served by talented executive officers with compensation packages that are competitive and fair.

Based on operating metrics, the Company performed well in 2013. We executed 1.7 million square feet of leases, increased leased and occupied percentages by 320 basis points and 280 basis points, respectively, sold our approximately 4.3 million square foot industrial portfolio for gross proceeds of $259 million, increased operating flexibility under our credit facility and term loans, and reported Core FFO of $1.03 per diluted shares. In addition to the Company’s strong operational performance in 2013, the Company made substantial progress executing on its previously disclosed strategic and capital plan, which included completing the aforementioned sale of the majority of its industrial portfolio, acquiring a high-quality office property in Maryland, implementing targeted portfolio management initiatives, and increasing liquidity and financial flexibility. Despite the Company’s strong operational performance, and the significant progress in executing the strategic and capital plan, the Company’s absolute and relative total shareholder return were below the pre-established performance hurdles under the LTI Program. As such, the named executive officers did not receive any portion of the performance-based award for 2013 under the LTI Program.

The Compensation Committee took all of these factors into account in determining the total compensation for named executive officers for 2013 as outlined in “Executive Compensation — Compensation Discussion and Analysis.” We believe the total compensation and components of compensation received by our named executive officers are appropriate and well within the range of compensation received by other executives in our peer group and market.

The Board of Trustees unanimously recommends that shareholders vote in favor of the following resolution:

“RESOLVED, that the compensation paid to the Company’s named executive officers, as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables and narrative discussion, is hereby APPROVED on an advisory basis.”

Although this vote is advisory and is not binding on the Company, the Compensation Committee values the opinions of our shareholders. To the extent that there is any significant vote against the compensation of our named executive officers, we will consider our shareholders’ concerns, and the Compensation Committee will evaluate whether any actions are necessary to address those concerns.

Shareholders may also abstain from voting on this advisory proposal. The affirmative vote of a majority of the votes cast is required for approval of the advisory resolution above. For purposes of the vote on this proposal, abstentions and broker non-votes will not be counted as votes cast and will have no effect on the result of the vote, although they will be considered present for the purpose of determining the presence of a quorum.

Our Board of Trustees recommends that you vote “FOR” the advisory approval of the named executive officer compensation.

AUDIT COMMITTEE REPORT

The Audit Committee of the Board of Trustees is composed of Terry L. Stevens (Chairman), Richard B. Chess and Alan G. Merten and operates under a written charter adopted by the Board of Trustees.

The Audit Committee oversees First Potomac Realty Trust’s financial reporting processes on behalf of the Board of Trustees. Management has the primary responsibility for the financial statements and the reporting process including the internal controls over financial reporting. In this context, the Audit Committee has reviewed and discussed with management the audited financial statements in the annual report to shareholders, management’s report on internal control over financial reporting, and the independent auditors’ evaluation of the Company’s internal control over financial reporting as of December 31, 2013, based on criteria established in Internal Control — Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO).

The Audit Committee also has discussed with KPMG the matters required to be discussed by PCAOB Auditing Standard No. 16, “Communications with Audit Committees”, as amended and adopted by PCAOB. PCAOB Auditing Standard No. 16 requires an auditor to discuss with the Audit Committee, among other things, the auditor’s judgments about the quality, not just the acceptability, of the accounting principles applied in the Company’s financial reporting.

The Audit Committee has received the written disclosures and the letter from the independent registered public accounting firm required by the applicable rules of the Public Company Accounting Oversight Board and has discussed with the independent registered public accounting firm their independence.

In reliance on the reviews and discussions referred to above, the Audit Committee recommended to the Board of Trustees (and the Board of Trustees agreed) that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2013 for filing with the Securities and Exchange Commission. The Audit Committee also appointed KPMG LLP as the Company’s auditors for the 2014 and is seeking shareholder ratification of that appointment in this proxy statement.

AUDIT COMMITTEE

Terry L. Stevens, Chairman

Richard B. Chess

Alan G. Merten

March 25, 2014

The foregoing report does not constitute “soliciting material” and shall not be deemed incorporated by reference by any general statement incorporating by reference this proxy statement into any filing under the Securities Act of 1933, as amended, or under the Securities Exchange Act of 1934, as amended, except to the extent we specifically incorporate this information by reference, and shall not otherwise be deemed filed under such acts.

PRINCIPAL ACCOUNTANT FEES AND SERVICES

Aggregate fees for professional services rendered for the Company as of and for the years ended 2013 and 2012 by KPMG LLP were:

Fee Type	2013	2012
Audit Fees	$764,000	$1,262,094
Audit-Related Fees	0	0
Tax Fees	0	0
All Other Fees	0	0

Total Fees	$764,000	$1,262,094

Audit fees include annual audit and limited quarterly review fees, audit of internal control over financial reporting fees, acquisition audits, comfort letters, consents, review of SEC filings, and fees for services that generally only the principal auditor can reasonably provide to the Company, including services related to the Company’s internal investigation in 2012 regarding the material weakness previously identified in the Company’s Annual Report on Form 10-K for the year ended December 31, 2011 (the “Internal Investigation”).

Approval Policies and Procedures

The Audit Committee’s policy is to review and pre-approve, either pursuant to the Audit Committee’s Audit and Non-Audit Services Pre-Approval Policy (the “Pre-Approval Policy”) or through a separate pre-approval by the Audit Committee, any engagement of the Company’s independent auditor to provide any audit or permitted non-audit service to the Company. Pursuant to the Pre-Approval Policy, which the Audit Committee will review and reassess periodically, a list of specific services within certain categories of services, including audit and audit-related services, are specifically pre-approved for the upcoming or current fiscal year, subject to an aggregate maximum annual fee payable by us for each category of pre-approved services. Any service that is not included in the approved list of services must be separately pre-approved by the Audit Committee. Additionally, all audit and permissible non-audit services in excess of the pre-approved fee level, whether or not included on the pre-approved list of services, must be separately pre-approved by the Audit Committee. The Audit Committee has delegated authority to its chairman to pre-approve engagements for the performance of audit and non-audit services, for which the estimated cost for such services shall not exceed $100,000 in the aggregate for any calendar year. The chairman must report all pre-approval decisions to the Audit Committee at its next scheduled meeting and provide a description of the terms of the engagement. If the Audit Committee reviews and ratifies any engagement that was pre-approved by the chairperson of the Audit Committee, then the fees payable in connection with the engagement will not count against the $100,000 aggregate annual fee limit. The Audit Committee pre-approved all services provided by the independent auditor in 2012 and 2013.

The Audit Committee has appointed KPMG LLP, certified public accountants, as the Company’s independent registered public accounting firm for the year ending December 31, 2014. A representative of KPMG LLP is expected to be present at the Annual Meeting and will be afforded an opportunity to make a statement and to respond to appropriate questions.

OTHER MATTERS

As of the date of this Proxy Statement, the Board of Trustees does not know of any matters to be presented at the Annual Meeting other than those specifically set forth in the Notice of Annual Meeting of Shareholders. If other proper matters, however, should come before the Annual Meeting or any adjournment thereof, the persons named on the enclosed proxy card intend to vote the shares represented by them in accordance with their best judgment in respect of any such matters.

ANNUAL REPORT

The Company’s 2013 Annual Report to Shareholders is being made available to shareholders concurrently with this proxy statement and does not form part of the proxy solicitation material.

By order of the Board of Trustees,

Krista Bean Dorrian

Secretary

April 4, 2014

Bethesda, Maryland

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. KEEP THIS PORTION FOR YOUR RECORDS DETACH AND RETURN THIS PORTION ONLY TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: Signature [PLEASE SIGN WITHIN BOX] Date Signature (Joint Owners) Date To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below. 0 0 0 0 0 0 0 0 0 0000196902_1 R1.0.0.51160 For Withhold For All All All Except The Board of Trustees recommends you vote FOR the following: 1. Election of Trustees Nominees 01 Robert H. Arnold 02 Richard B. Chess 03 Douglas J. Donatelli 04 J. Roderick Heller III 05 R. Michael McCullough 06 Alan G. Merten 07 Thomas E. Robinson 08 Terry L. Stevens FIRST POTOMAC REALTY TRUST 7600 WISCONSIN AVE 11th FLOOR BETHESDA, MD 20814 VOTE BY INTERNET - www.proxyvote.com Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form. VOTE BY PHONE - 1-800-690-6903 Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions. VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. The Board of Trustees recommends you vote FOR proposals 2. and 3. For Against Abstain 2. To ratify the appointment of KPMG LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2014. 3. Advisory approval of named executive officer compensation. NOTE: The proxy is authorized to vote, in his discretion, upon such other business as may properly come before the meeting or any postponement or adjournment thereof. Andrew P. Blocher, EVP and CFO

0000196902_2 R1.0.0.51160 Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice & Proxy Statement, Shareholder Letter, Annual Report on Form 10-K is/are available at www.proxyvote.com . FIRST POTOMAC REALTY TRUST 7600 Wisconsin Avenue, 11th Floor Bethesda, Maryland 20814 The undersigned hereby appoints Andrew P. Blocher as proxy with the power to appoint such person’s substitute, and hereby authorizes him to vote, as designated on the reverse side and at the discretion of the proxy on any other matters that may properly come before the meeting, all the shares of beneficial interest of First Potomac Realty Trust held of record by the undersigned on March 14, 2014, at the annual meeting of shareholders to be held on May 20, 2014 at 11:00 a.m. and any adjournment thereof. THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED SHAREHOLDERS. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED “FOR” EACH OF THE NOMINEES LISTED IN PROPOSAL 1 AND “FOR” EACH OF PROPOSALS 2 and 3. To vote your proxy, please date and sign on the reverse side, and mail your proxy card in the envelope provided as soon as possible. You may also vote on the Internet or by telephone by following the instructions included on this proxy card. This proxy is solicited on behalf of the Board of Trustees. Please date and SIGN on the reverse side